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                                                                    EXHIBIT 10.6

                 Amended and Restated Limited Liability Company
                               Operating Agreement
                                       of
                          Mark Goodson Productions, LLC

                  This Amended and Restated Limited Liability Company Operating Agreement of Mark Goodson Productions, LLC, a New York limited liability company (the "Company"), made and entered into as of October 6, 1995 (the "Agreement"), by and between The Interpublic Group of Companies, Inc., a Delaware corporation ("Interpublic"), Infoplan International, Inc., a Delaware corporation ("Infoplan"), All American Communications, Inc., a Delaware corporation ("All American"), and All American Goodson, a Delaware corporation ("All American Goodson"), as members (each, a "Member" and collectively, with any other persons that hereinafter become a party to this Agreement pursuant to the terms of this Agreement, the "Members").

                                   WITNESSETH:

                  WHEREAS, the Company was formed as a limited liability company under the laws of the State of New York pursuant to the Articles of Organization of the Company filed with the Department of State of the State of New York on September 13, 1995;

                  WHEREAS, All American and All American Goodson executed an Operating Agreement, dated as of September 18, 1995, with respect to the Company (the "Original Agreement");

                  WHEREAS, pursuant to an Asset Purchase Agreement, dated as of October 6, 1995, Interpublic has purchased an undivided interest in the Assets (as hereinafter defined) and the Company has purchased an undivided interest in the Assets;

                  WHEREAS, Interpublic has assigned a portion of its undivided interest in the Assets to Infoplan;

                  WHEREAS, Interpublic and Infoplan desire to contribute their respective undivided interests in the Assets to the Company;

                  WHEREAS, in exchange for Interpublic's and Infoplan respective contribution of their undivided interests in the Assets and for other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, All American and All American Goodson desire to admit Interpublic and Infoplan as additional Members in the Company, and Interpublic and Infoplan desire to be so admitted; and

                  WHEREAS, All American, All American Goodson, Interpublic and Infoplan desire to amend and restate the Original Agreement in the manner set forth herein, and to continue the business of the Company pursuant to this Agreement.

                  NOW THEREFORE, the undersigned hereby agree as follows:


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                                    ARTICLE I

                                   DEFINITIONS

                  SECTION 1.1 Definitions. The following terms used in this Agreement shall have the following meanings (all terms defined in the singular have the correlative meanings when used in the plural and vice versa).

                  "Acceleration Event" shall mean any of the following acts or events provided that such acts or events occur prior to the Third Ordinary Distribution Period: (i) the dissolution or liquidation of the Company, (ii) the Transfer by the All American Members of their respective Interests to Persons other than to any direct or indirect wholly-owned subsidiary of All American unless consented to in writing by Interpublic, (iii) the liquidation of any All American Member, (iv) the occurrence and continuance of any Tranche E Event of Default or the breach by Chemical of any material term of the Intercreditor Agreement, including, without limitation, the seizure, taking or realization upon the IPG Collateral by Chemical or any bank party to the Chemical Credit Facility other than in accordance with the Intercreditor Agreement or (v) the Distributable Cash of the Company is less than one million ($1,000,000) for any consecutive twelve month period, commencing on September 30, 1996 and measured at the end of each calendar quarter.

                  "Acceleration Request" shall have the meaning set forth in
Section 4.2.

                  "Acceptance" shall have the meaning set forth in Section 6.2.

                  "Act" shall mean the New York Limited Liability Company Act, as amended from time to time.

                  "Advisory Committee" shall have the meaning set forth in
Section 3.1.

                  "Advisory Committee Members" shall have the meaning set forth in Section 3.2.1.

                  "Affiliate" means, with respect to any Person, (i) any Person directly or indirectly controlling, controlled by, or under common control with such Person, (ii) any Person owning or controlling twenty-five percent (25%) or more of the outstanding voting securities of such Person, (iii) any officer, director, or general partner of such Person, or (iv) any Person who is an officer, director, general partner, trustee, or holder of twenty-five percent (25%) or more of the voting securities of any Person described in clauses (i) through (iii) of this sentence. For purposes of this definition, (a) the term "control," "is controlled by," or "is under common control with" shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person or Entity, whether through the ownership of voting securities, by contract or otherwise, (b) Fremantle shall be deemed to be an Affiliate of All American and not an Affiliate of Interpublic, (c) Interpublic (or its designee on All American's Board of Directors) shall be deemed not to be an Affiliate of All American and (d) the Company

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shall be deemed not to be an Affiliate of any Member and any Member shall be deemed not to be an Affiliate of the Company.

                  "Agent" shall mean Chemical Bank or any successor agent under the Chemical Credit Facility.

                  "Agreement" shall mean this Amended and Restated Operating Agreement, as originally executed and as modified, amended or supplemented from time to time.

                  "All American" shall mean All American Communications, Inc., a Delaware corporation.

                  "All American Class A Common Stock" shall mean All American's class of voting Common Stock, $.0001 par value per share, or any shares of any class of voting stock resulting from any reclassification thereof which have no preference in respect of dividends or of amounts payable in the event of liquidation, dissolution or winding-up of All American.

                  "All American Class B Common Stock" shall mean All American's class of non-voting Common Stock, $.0001 par value per share, or any shares of any class of non-voting stock resulting from any reclassification thereof which have no preference in respect of dividends or of amounts payable in the event of liquidation, dissolution or winding-up of All American.

                  "All American Fremantle II" shall mean All American Fremantle II, Inc., a Delaware corporation.

                  "All American Goodson" shall mean All American Goodson, Inc., a Delaware corporation.

                  "All American Members" shall mean All American and All American Goodson.

                  "All American TV" shall mean All American Television, Inc., a Delaware corporation.

                  "All American Television II" shall mean All American Television II, Inc., a Delaware corporation.

                  "Arbitration Committee" shall have the meaning set forth in
Section 3.8.

                  "Articles of Organization" shall mean the Articles of Organization of Mark Goodson Productions, LLC as filed with the Secretary of State of the State of New York, as the same may be modified, amended or supplemented from time to time.

                  "Assets" shall have the meaning specified in the Asset Purchase Agreement.

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                  "Asset Purchase" shall mean the transaction pursuant to which the Company and Interpublic each purchased an undivided interest in the Assets from the Sellers.

                  "Asset Purchase Agreement" shall mean the Asset Purchase Agreement, dated as of October 6, 1995, by and among Goodson, Childs Play, the Company, All American, Interpublic and the Estate of Mark Goodson as modified, amended or supplemented from time to time.

                  "Assumption and Assignment Agreement" shall mean the Assumption and Assignment Agreement, to be dated as of the Final Closing Date among Interpublic, Infoplan and the Company.

                  "Bona Fide Offer" shall mean, with respect to an offer from a Person pursuant to Section 6.2, an offer from a Person who (i) in the reasonable view of the recipient of such offer makes such offer in good faith and (ii) is not an Affiliate of the Person receiving the offer.

                  "Business Day" shall mean any day on which commercial banks are open for business in New York, New York.

                  "Call Notice" shall have the meaning set forth in Section 6.4.

                  "Call Notice Date" shall have the meaning set forth Section
6.4.

                  "Call Purchase Price" shall have the meaning set forth in
Section 6.4.

                  "Capital Account" shall mean, as of any given date, the account established for each Member pursuant to and adjusted in accordance with
Section 4.3.

                  "Capital Contribution" shall mean any contribution to the capital of the Company in cash or property by a Member whenever made.

                  "Cause" shall mean the occurrence and continuation of any of the following with respect to the Operator (or any of the Operator's executive officers performing, directly or indirectly, functions under this Agreement or any of the Transaction Documents on behalf of the Company): (i) a material breach of the Operator's obligations under this Agreement if such breach is not cured within thirty (30) days after receiving notice of such breach; (ii) any act of fraud, misappropriation, embezzlement or similar conduct involving or affecting the Company; (iii) a Sale of All American; (iv) a Change in Ownership;
(v) the Transfer by any All American Member of its Interests other than to a direct or indirect wholly-owned subsidiary of All American; (vi) the failure of the Company to make Ordinary Distributions in accordance herewith for two (2) consecutive quarters when there are sufficient funds to be distributed and there are no legal or contractual restrictions on making such distributions; or (vii) the declaration of a Tranche E Event of Default unless such Tranche E Event of Default shall have been waived or rescinded.

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                  "Change in Ownership" shall mean the occurrence of any of the following events: (i) the beneficial ownership of Anthony Scotti and Related Parties prior to any conversion of any of the Debentures or exchange or conversion of Class B Common Stock for or into Class A Common Stock is less than twenty percent (20%) of All American's outstanding Class A Common Stock; (ii) the beneficial ownership of Anthony Scotti and Related Parties following the conversion of any of the Debentures or exchange or conversion of any shares of Class B Common Stock for or into Class A Common Stock is less than ten percent (10%) of All American's outstanding Class A Common Stock; or (iii) a Sale of All American.

                  "Chemical Credit Facility" shall mean the loan agreement among All American, Chemical Bank, as Agent, and the Banks named therein, dated as of April 13, 1995 as modified, amended or supplemented from time to time.

                  "Childs Play" shall mean The Child's Play Company, a joint venture among MG Productions Inc., Jill Shamos, Elizabeth Martin, Estate of Mark Goodson, Marjorie Goodson Grantor Trust, Jerry Shamos, Jonathan Goodson and Toasty Productions, Inc.

                  "Claims" shall have the meaning set forth in Section 10.2.

                  "Code" shall mean the Internal Revenue Code of 1986 as amended, and the rules and regulations thereunder.

                  "Company" shall have the meaning set forth in the Introduction to this Agreement.

                  "Contractual Obligation" shall mean, with respect to any Person, any contract, agreement, deed, mortgage, lease, license, commitment or understanding, whether or not in writing, pursuant to which such Person is bound or otherwise legally obligated.

                  "Debentures" shall mean All American's 6.5% Convertible Subordinated Debentures due 2003.

                  "Default Rate" shall mean interest at the rate which is three
(3) basis points above Chemical Bank's Alternate Base Rate as from time to time in effect.

                  "Distributable Cash" shall mean all cash and cash equivalents (including interest earned on any Permitted Investments) received by the Company (including, for such purposes, funds deemed to be paid pursuant to the Intercreditor Agreement from the LLC Funds Account referred to therein) other than any moneys received by the Company pursuant to the Asset Purchase Agreement, including without limitation, moneys received pursuant to indemnification claims and as result of a decrease in the purchase price for the Assets, less all amounts paid or set aside (excluding distributions to the Members) by the Company (including, without limitation, amounts paid or set aside for Earn-Out Payments) to operate its business or satisfy its obligations under the Transaction Documents (other than pursuant to indemnification claims arising thereunder).

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                  "Earn-Out Payments" shall mean, for the Earn-Out Period, the obligation of the Company to make payments to the Sellers as required by Section
3.8 of the Asset Purchase Agreement.

                  "Earn-Out Period" shall mean the five or ten year period following the closing of the Asset Purchase in which Earn-Out Payments may be due as required by Section 3.8 of the Asset Purchase Agreement.

                  "Entity" shall mean any general partnership, limited partnership, limited liability company, corporation, joint venture, trust, business trust, cooperative or association or any foreign trust or foreign business organization.

                  "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended and the rules and regulations thereunder.

                  "Final Closing" shall have the meaning set forth in the Asset Purchase Agreement.

                  "Final Closing Date" shall mean the date of the Final Closing of the Asset Purchase Agreement.

                  "First Ordinary Distribution Period" shall have the meaning set forth in Section 5.3.

                  "Fiscal Year" shall mean the Company's fiscal year, which shall be the calendar year.

                  "Fremantle" shall mean Fremantle International, Inc., a New York corporation.

                  "GAAP" shall mean United States generally accepted accounting principles.

                  "Goodson" shall mean Mark Goodson Productions, LLP, a California limited partnership, including its successors and assigns.

                  "Governmental Authority" shall mean any court, government (federal, state, local or foreign), department, commission, board, agency, official or other regulatory, administrative, judicial or governmental authority.

                  "Guarantee Agreements" shall mean the Guarantee provided by All American Goodson in favor of Interpublic to be dated as of the Final Closing Date, the Guarantee provided by All American Television II in favor of Interpublic to be dated as of the Final Closing Date; and the Guarantee provided by All American Fremantle II in favor of Interpublic to be dated as of the Final Closing Date.

                  "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

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                  "Indemnified Person" and "Indemnified Persons" shall have the meanings set forth in Section 10.2.

                  "Infoplan" shall mean Infoplan International, Inc., a Delaware corporation.

                  "Intercreditor Agreement" shall mean the agreement among the Company, Interpublic, the Agent, All American, AAG, All American Fremantle II and All American Television II, to be dated as of October 6, 1995.

                  "Interest" shall mean each Member's interest as a Member in the Company, including any and all rights and benefits to which the Member may be entitled under this Agreement and the obligations of the Member under this Agreement.

                  "Interpublic" shall mean The Interpublic Group of Companies, Inc., a Delaware corporation.

                  "Interpublic Members" shall mean Interpublic and Infoplan.

                  "Interpublic Shares" shall mean the number of shares of Interpublic Common Stock, $.10 par value, delivered to Sellers at the closing of the Asset Purchase (as adjusted as a result of any stock split, stock dividend, reclassification, combination or similar event).

                  "Interpublic Game Shows" shall mean Interpublic Game Shows, Inc., a Delaware corporation.

                  "Interpublic's Costs of Funds" shall mean, as of any date, Interpublic's average annual borrowing rate under its long term debt obligations for the immediately preceding fiscal year as determined by Interpublic in good faith.

                  "IPG Collateral" shall have the meaning set forth in the Intercreditor Agreement.

                  "IPG Sub License Agreement" shall mean "The Price is Right" Network License Agreement between All American Goodson and Interpublic Game Shows dated as of October 6, 1995.

                  "Legal Requirement" shall mean any federal, state, local or foreign law, statute, standard, ordinance, code, order, rule, regulation, resolution or promulgation, or any order, judgment, requirement or decree of or binding agreement with any Governmental Authority, or any applicable license, franchise permit or similar right granted under any of the foregoing, or any similar provision having the force and effect of law.

                  "License Agreement" shall mean the License Agreement dated October 6, 1995, between the Company and All American Goodson, a copy of which is attached hereto as Exhibit A.

                  "Liquidating Agent" shall have the meaning set forth in
Section 8.3.

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                  "LLC Funds" shall have the meaning set forth in the
Intercreditor Agreement.

                  "LLC Funds Account" shall have the meaning set forth in the Intercreditor Agreement.

                  "Loss" shall have the meaning set forth in Section 10.2.

                  "Make Whole Amount" shall mean, as of any date, the sum of (i) all Ordinary Distributions and Special Distributions distributed to the All American Members as of such date minus the amount of Ordinary Distributions and Special Distributions distributed to the Interpublic Members as of such date plus (ii) interest on fifty percent (50%) of the average outstanding amount calculated pursuant to clause (i) (from the date of the first of such distributions until the Make Whole Amount is distributed to the Interpublic Members in full) at a rate equal to Interpublic's Cost of Funds applicable to such periods.

                  "Make Whole Default" shall have the meaning set forth in
Section 4.2.

                  "Member" and "Members" shall have the meanings set forth in the Introduction to this Agreement.

                  "Membership Percentage" shall mean each Member's percentage interest in the Company for purposes of voting as a Member and receiving allocations or profit and loss and distributions.

                  "Nasdaq" shall mean the National Association of Securities Dealers Automated Quotation System.

                  "Network Production Agreement" shall mean "The Price is Right" Network Production Agreement between Interpublic Game Shows and TPIR LLC dated as of October 6, 1995.

                  "Notice Date" shall have the meaning set forth in Section 6.2.

                  "Notice of Offer" shall have the meaning set forth in Section 6.2.

                  "Operator" shall mean All American or its legal successor.

                  "Ordinary Default Distributions" shall have the meaning set forth in Section 5.3.

                  "Ordinary Distributions" shall have the meaning set forth in
Section 5.3.

                  "Original Agreement" shall have the meaning set forth in the recitals.

                  "Payment" shall have the meaning set forth in Section 8.2.

                  "Permitted Investments" shall mean (i) those investments unanimously

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consented to by the Members; (ii) negotiable certificates of deposit, demand deposits (whether interest bearing or not) and time deposits having maturities of not more than six (6) months from the date of acquisition; (iii) securities issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof) having maturities of not more than six (6) months from the date of acquisition; (iv) corporate obligations rated P-1 by Moody's Investors Service, Inc. or A-1 by Standard & Poor's Corporation having maturities not more than six (6) months from the date of acquisition; and (v) investments in money market funds substantially all of the assets of which are comprised of securities of the type described in clauses (ii) through (iv) above.

                  "Person" shall mean any individual or Entity, and the heirs, executors, administrators, legal representatives, successors, and assigns of such Person where the context so permits.

                  "Pledge Agreement" shall mean the pledge agreement between the All American Members and Interpublic, to be dated as of the Final Closing Date.

                  "Prospective Purchaser" shall have the meaning set forth in
Section 6.2.

                  "Public Float Requirements" shall mean, as of the date the Interpublic Members are to receive shares of All American Class B Common Stock pursuant to Section 4.2, that the following is true: (i) the number of shares of All American Class B Common Stock issued and outstanding (not including treasury shares or shares held by All American or its Affiliates) is at least equal to twice the number of such shares that are to be issued to the Interpublic Members pursuant to Section 4.2(a); and (ii) that the shares of All American Class B Common Stock are registered under the Exchange Act and listed on or admitted to trading on an authorized stock exchange or quoted on Nasdaq at the time of such issuance.

                  "Put Notice" shall have the meaning set forth in Section 6.4.

                  "Put Notice Date" shall have the meaning set forth
Section 6.4.

                  "Put Purchase Price" shall have the meaning set forth in
Section 6.4.

                  "Related Agreements" shall have the meaning set forth in the Asset Purchase Agreement.

                  "Related Parties" shall mean members of Anthony Scotti's immediate family (including Benjamin J. Scotti), Persons for whom Anthony Scotti, from time to time, holds an irrevocable proxy (while he holds such proxy), the estate of Anthony Scotti, trusts established for the benefit of Anthony Scotti or his immediate family and Interpublic.

                  "Remaining Members" shall have the meaning set forth in
Section 6.2.

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                  "Restricted Period" shall mean the period commencing on the date hereof and ending on the date the Make Whole Amount has been distributed to Interpublic and Ordinary Distributions are being made to the Members pursuant to
Section 5.3(a)(iii).

                  "Sale of All American" shall mean the occurrence of any of the following events: (i) any Person or group (as defined under the Section 13(d)(3) of the Exchange Act) other than Anthony Scotti or any Related Party beneficially owns more than fifty percent (50%) of All American's Class A Common Stock; or
(ii) All American merges or consolidates with another Entity and All American is not the surviving Entity. For purposes of this Agreement, the term "beneficial ownership" shall have the meaning set forth in Rule 13d-3 of the Exchange Act

                  "Sale of All American Call Notice" shall have the meaning set forth in Section 7.2.

                  "Sale of All American Call Notice Date" shall have the meaning set forth Section 7.2.

                  "Sale of All American Call Purchase Price" shall have the meaning set forth in Section 7.2.

                  "Sale of All American Put Notice" shall have the meaning set forth in Section 7.1.

                  "Sale of All American Put Notice Date" shall have the meaning set forth Section 7.1.

                  "Sale of All American Put Purchase Price" shall have the meaning set forth in Section 7.1.

                  "Second Ordinary Distribution Period" shall have the meaning set forth in Section 5.3.

                  "Securities Act" shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

                  "Sellers" shall mean, collectively, Goodson and Childs Play.

                  "Selling Member" shall have the meaning set forth in Section 6.2.

                  "Special Distributions" shall have the meaning set forth in
Section 5.3.

                  "Tag-Along Rights" shall mean the rights of the Members pursuant to Section 6.2.

                  "Tax Matters Partner" shall have the meaning set forth in
Section 9.5.

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                  "Taxes" shall mean all taxes, assessments, imposts and other charges of every kind and nature arising under or imposed by any applicable law, rule, regulation, ruling or order of any Governmental Authority including, without limitation, all interest, penalties and additions assessed with respect to any of the foregoing.

                  "Third Ordinary Distribution Period" shall have the meaning set forth in Section 5.3.

                  "Tranche E Event of Default" shall have the meaning specified in the Intercreditor Agreement.

                  "Transaction Documents" shall mean the Asset Purchase Agreement; the License Agreement; the IPG Sub License Agreement; the Network Production Agreement; the Intercreditor Agreement; the Put Agreement by and among Interpublic, Goodson and Childs Play dated as of October 6, 1995; the Pledge Agreement; the Guarantee Agreements; the letter agreement among Interpublic, Infoplan, Interpublic Game Shows, All American, All American Goodson, All American Fremantle II, All American Television II and the Company dated as of October 6, 1995; and any of the Related Agreements.

                  "Transfer" shall have the meaning set forth in Section 6.1.

                  "Treasury Regulations" shall mean proposed, temporary and final regulations promulgated under the Code in effect as of the date of filing the Articles of Organization and the corresponding sections of any regulations subsequently issued that amend or supersede such regulations.

                  SECTION 1.2 Interpretation. For all purposes of this Agreement, except as otherwise expressly provided herein or unless the context otherwise requires:

                  (a) words importing gender include all genders;

                  (b) any reference to an "Article" or a "Section" refers to an Article or a Section, as the case may be, of this Agreement; and

                  (c) all references to this Agreement and the words "herein", hereof", "hereto" and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision.

                  SECTION 1.3 Effectiveness. This Agreement shall not be effective until the Final Closing Date. If the Final Closing Date does not occur by December 5, 1995, this Agreement shall terminate and be null and void unless the parties hereto agree in writing to extend such date.

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                                   ARTICLE II
                                  ORGANIZATION

                  SECTION 2.1 Office of the Company. The Company shall have its principal office at the Operator's New York office and may establish such other offices or places of business for the Company as the Members may deem appropriate.

                  SECTION 2.2 Purposes of the Company. The purposes of the Company shall be (i) to own and license the rights in its library of television programs, including, without limitation, its rights in the Library Rights and Library Tangible Assets (both terms as defined in the Asset Purchase Agreement), to licensees, (ii) to exploit opportunities presented to the Company pursuant to
Section 3.10 and (iii) to engage in any other lawful business the Company is permitted to under the Act with the consent of the Members.

                  SECTION 2.3 Term of the Company. The existence of the Company commenced on the date the Articles of Organization were filed with the Department of State of the State of New York and shall continue until October 6, 2085, unless sooner terminated in accordance with this Agreement or the Act.

                                   ARTICLE III
                              MANAGEMENT OF COMPANY

                  SECTION 3.1  Management Generally.

                  (a) The business and affairs of the Company will be managed by the Members. The Members, acting in their capacity as Members under the Act, shall have full, complete and exclusive authority, power and discretion to manage and control the business of the Company. Unless authorized to do so by this Agreement or by the Members acting in accordance with this Agreement, no attorney-in-fact, employee or other agent of the Company shall have the authority to (i) manage the business and affairs of the Company or (ii) contract for or incur on behalf of the Company any debts, liabilities or other obligations.

                  (b) The Members shall direct, manage and control the business of the Company to the best of their ability, and each Member shall perform its duties as Member in good faith, in a manner it reasonably believes to be in the best interests of the Company and with such care as an ordinary prudent Person in a like position would use under similar circumstances. As of the effective date of this Agreement, the All American Members and the Interpublic Members each have equal Membership Percentages.

                  (c) The Members shall appoint an advisory committee to assist in the management of the Company (the "Advisory Committee") through which the Members will exercise their authority, power and discretion to manage and control the business of the Company.

                  (d) All decisions and actions taken by the Members under the authority of


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this Article III will be binding upon all the Members and the Company.

                  SECTION 3.2 The Advisory Committee; General Powers. There shall be an Advisory Committee which shall have all powers of the Members except for those set forth in Section 402 (c) and Section 402(d) of the Act including, without limitation, the following powers and duties:

                  (a) Review of the performance of the Operator;

                  (b) Review and submission to the Members of a report prepared by the Operator which sets forth the business activities of the Company each fiscal quarter, submitted to the Members within forty-five (45) days after the end of the fiscal quarter to which it corresponds;

                  (c) Review of any audits performed by the Members pursuant to
Section 9.2;

                  (d) Establishment of investment guidelines from time to time in connection with investment of license payments received from any licensee;

                  (e) The taking of any action on behalf of the Members that they may deem appropriate resulting from the actions set forth in paragraphs
(a) - (d) above; and

                  (f) Such other powers and duties as the Members may, from time to time, delegate to it.

                  3.2.1 Number and Term of Office. The members of the Advisory Committee ("Advisory Committee Members") shall be appointed by the Members. The number of Advisory Committee Members which shall constitute the entire Advisory Committee shall be two; one nominee of the Interpublic Members and one nominee of the All American Members. Each Advisory Committee Member shall have an alternate member to act in his stead when he is absent. The Interpublic Members shall appoint Joseph Studley as their initial nominee for the Advisory Committee and Thomas Volpe as his alternate and the All American Members shall appoint Lawrence E. Lamattina as their initial nominee for the Advisory Committee and Lou Festa as his alternate (and such alternates shall be considered to be the Advisory Committee Members when acting in such alternate capacity). Appointments made pursuant to this Section 3.2.1 and Section 3.2.9 (other than the initial appointments designated in this Section 3.2.1) shall be evidenced by an instrument in writing signed by the appointing Members and delivered to the other Members and to the Operator. Each Advisory Committee Member (and alternate) shall hold office until his successor is appointed and qualified or until his earlier resignation, removal or death.

                  3.2.2 Quorum and Manner of Acting. The presence of both Advisory Committee Members shall constitute a quorum for the transaction of business. In the absence of a quorum, the Advisory Committee Member present may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum

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shall be present. The unanimous affirmative vote of each Advisory Committee
Member present at a meeting at which a quorum is present shall be an act of the Advisory Committee.

                  3.2.3 Place of Meetings. The Advisory Committee may hold its meetings at such place or places as the Advisory Committee may from time to time determine.

                  3.2.4 Regular Meetings. Regular meetings of the Advisory Committee shall be held not less than one (1) time each fiscal quarter. Any business which properly may be transacted by the Advisory Committee may be transacted at any regular meeting thereof.

                  3.2.4 Special Meetings. Special meetings of the Advisory Committee shall be held whenever called by a Member. Unless otherwise agreed to by all of the Advisory Committee Members present at a special meeting, the business to be transacted at any special meeting shall be limited to that stated in the notice of meeting.

                  3.2.5 Notice. Notice of all meetings of the Advisory Committee shall be mailed by first class mail postage prepaid to each member of the Advisory Committee addressed to him at his usual place of business, at least ten
(10) Business Days before the date on which the meeting is to be held, or shall be sent to him at such place by telefax or express mail not later than the fifth
(5th) Business Day before the day on which such meeting is to be held. Such notice shall state the place, date, and hour of the meeting and the purpose or purposes for which it is called. In lieu of the notice to be given as set forth above, a waiver thereof in writing, signed by the member or members of the Advisory Committee entitled to receive such notice, whether before or after the meeting, shall be deemed equivalent thereto for purposes of this Agreement. Attendance of a Person at a meeting shall constitute a waiver of notice of such meeting, except when the Person attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not properly called or convened.

                  3.2.6 Action Without a Meeting. Any action required or permitted to be taken at any meeting of the Advisory Committee may be taken without a meeting if all members of the Advisory Committee consent thereto in writing, and the writing or writings are filed with the minutes of proceedings of the committee.

                  3.2.7 Telephonic Meetings. Members of the Advisory Committee may participate in a meeting of the Advisory Committee by means of a conference telephone or similar communication equipment by means of which all Persons participating in the meeting can hear each other. Participation in a meeting pursuant to this paragraph shall constitute presence in Person at such meeting.

                  3.2.8 Resignation. Any Advisory Committee Member may resign at any time by giving written notice to the Advisory Committee or to the Members, which initially appointed such Advisory Committee Member. The resignation of any Advisory Committee Member shall take effect upon receipt of notice thereof or at such later time as shall be specified in such notice; and unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

                  3.2.9 Vacancies. Unless otherwise provided in this Agreement, any vacancies resulting from the death, resignation or removal of any Advisory Committee Member shall be promptly filled, in a manner consistent with this Agreement, by the Members which initially appointed such Advisory Committee Member. Each Advisory Committee Member so chosen shall hold office until his successor is elected and qualified, or until his earlier resignation, removal or death. When any Advisory Committee Member shall resign effective at a future date, the Member which appointed such Advisory Committee Member shall have the power to fill such vacancy, in a manner consistent with this Agreement, and the appointment of a successor Advisory Committee Member shall take effect when such resignation shall have become effective.

                  3.2.10. Removal. Any one or more Advisory Committee Members may be removed, with or without cause, at any time upon the written direction of the Member or Members which appointed such Advisory Committee Member, effective upon the delivery of such written direction by the removing Members to the other Members and to the Operator.

                  3.2.11. Compensation of Advisory Committee Members. No Advisory Committee Member shall be entitled to any compensation from the Company in respect of his service on such committee; provided, however, that the out-of-pocket expenses of each Advisory Committee Member shall be reimbursed by the Company if the Advisory Committee unanimously agrees that the Company shall so reimburse such member.

                  SECTION 3.3 Appointment and Authority of Operator.

                  (a) All American is hereby appointed as the Operator. Subject to Section 3.3(b), the Operator and its employees are hereby delegated the right, power and authority to take all actions which it deems necessary, useful or appropriate for the day-to-day management and conduct of the Company's business. The Operator shall not be entitled to any fee, commission or other compensation for its services as Operator other than as provided herein.

                  (b) Notwithstanding anything herein to the contrary and subject to Sections 10.4 and 11.1 and paragraphs (c) and (d) below, the following actions shall not be taken by the Company (or the Operator or any Member acting on its behalf) either directly or indirectly, without receiving the prior unanimous written consent of the Members:

                  (i) approve (which approval shall not be unreasonably withheld or delayed) any production costs associated with programming assets owned by the Company whether such expenditures are by third parties or the Company;

                  (ii)     acquire any asset (tangible or intangible);

                  (iii) enter into or assume any contract or amend, modify, terminate, suspend performance or waive any rights in respect thereof; provided that the Transaction Documents as entered into as of the date hereof or to be entered into by the Company pursuant to the Asset Purchase Agreement or the Related Agreements are deemed to be approved;

                  (iv) merge the Company into another Person, consolidate the Company with another Person or enter into any other similar kind of business combination with another Person;

                  (v)      incur or guarantee any indebtedness;

                  (vi) commence any suit or action in the name of the Company, seek injunctive relief or specific performance with respect to material matters or agree to any settlement of any suit or claim involving the Company, provided that the Company may join the Operator in defending the Company's title to its assets free from the claim of third parties;

                  (vii) distribute any cash or assets of the Company to the Members or any of their respective Affiliates, other than as provided for in this Agreement;

                  (viii) make, execute or deliver any assignment for the benefit of creditors, or commence a voluntary case seeking liquidation, dissolution, reorganization or adjustment of debts pursuant to the provisions of any state or federal bankruptcy or insolvency act, or consent to the institution of an involuntary case with respect to the same, or ask for or consent to the appointment of a receiver, liquidator, custodian, trustee, or similar official for all or any part of the Company's property, except in accordance with this Agreement;

                  (ix) use the name, credit or property of the Company for any purpose other than a proper corporate purpose or engage in any business other than those specified in this Agreement;

                  (x) pledge, create a security interest or lien on or otherwise encumber any assets of the Company;

                  (xi) assign, transfer, pledge, compromise or release any claim of the Company except for full payment;

                  (xii) sell, assign, transfer, exchange, grant or otherwise dispose of any assets of the Company except (a) for distributions of cash to Members as provided in
                           Article V or (b) pursuant to agreements previously approved by the Member in accordance with the terms hereof, including without limitation, the Transaction Documents as entered into as of the date hereof or to be entered into by the Company pursuant to the Asset Purchase Agreement or the Related Agreements;

                  (xiii) engage in any transaction not in the ordinary course of business;

                  (xiv) cause the Company to indemnify any Person (other than by operation of law);

                  (xv) approve or file the annual tax returns of the Company, make or change any and all elections for federal, state and local tax purposes including, without limitation, any election, if permitted by applicable law (i) to adjust the basis of the Company's properties or (ii) to extend the statute of limitations for assessment or tax deficiencies against Members with respect to adjustments to the Company's federal, state or local tax returns, represent the Company before the taxing authorities or courts of competent jurisdiction in tax matters affecting the Company and the Members in their capacity as Members, and execute any agreements or other documents that bind the Members with respect to such tax matters or otherwise affect the rights of the Company or the Members;

                  (xvi) change any accounting principle or practice, including the method of accounting for, and reporting of, the Company's assets (tangible or intangible), except as required by GAAP applied on a consistent basis;

                  (xvii) use or approve the use of the name of, or any information regarding, either Member or any Affiliate of either Member, in any advertising materials or public relations campaigns for the Company without the consent of the affected Member;

                  (xviii) cause securities of the Company to be registered under the Securities Act or state, local or foreign securities laws, or register the Company or any affiliate as a broker-dealer under applicable securities laws;

                  (xix) employ or retain any employees or consultants or approve, adopt or implement any pension, health, savings or welfare plan or provide any similar types of benefits;

                  (xx)     engage in any restricted transaction referred to in
                           Section 3.8;

                  (xxi) approve or make any loan or investment except for Permitted Investments;

                  (xxii) enter into any agreement or understanding pursuant to which it shall become obligated to any Person pursuant to any collective bargaining agreement, including, without limitation, to any union, guild or residual agreement arising in connection with the Assets, whether or not contemplated by the Transaction Documents; and

                  (xxiii)  agree or commit to agree to any of the foregoing.

                  (c) Notwithstanding anything herein to the contrary, so long as All American and Interpublic are Members the Operator shall act at the direction of Interpublic with respect to any action taken under or required by the Transaction Documents or any future agreement (including any consent, approval, amendment, waiver, release or other action contemplated by such agreements) that All American or any Affiliate of All American is a party on the one hand and the Company is a party on the other hand. Actions taken under this
Section 3.3(c) do not require approval under Section 3.3(b).

                  (d) Notwithstanding anything herein to the contrary, so long as All American and Interpublic are Members the Operator shall act at the direction of All American with respect to any action taken under or required by the Transaction Documents or any future agreement (including any consent, approval, amendment, waiver, release or other action contemplated by such agreements) that Interpublic or any Affiliate of Interpublic is a party on the one hand and the Company is a party on the other hand. Actions taken under this
Section 3.3(d) do not require approval under Section 3.3(b).

                  SECTION 3.4 Duties of Operator. The Operator shall perform all duties necessary to operate the Company's day-to-day activities including, but not limited, to the following: (a) taking all reasonable steps necessary or desirable in the Operator's business judgment after consulting with the Advisory Committee, within or outside the United States, to ensure that (i) the Company's copyrights do not enter the public domain before their statutory expiration, its patents and material trademarks are not deemed abandoned, and its confidential business information does not lose trade secret status, (ii) the Company has, at all times, all authorizations and approvals necessary to exploit fully all of its rights in the Library Rights and Library Tangible Assets (both terms as defined in the Asset Purchase Agreement) and in any new program (whether produced or yet to be produced), (iii) the Company makes all filings with any Governmental Authority necessary or desirable to preserve or protect its material rights in any intellectual property, whether owned or licensed, such filings may include, without limitation, an application for the registration of an owned copyright or trademark, the recordation of the Company's interest in the intellectual property rights of a third party, and the registration of the Company as a registered user of a third party's intellectual property rights, and (iv) no copyright, trademark, patent, trade secret or similar intellectual property right of the Company is infringed by any third party; (b) monitoring performance by third party licensees under all licensing agreements; (c) overseeing new programs; (d) investing the proceeds received from any license agreement as such proceeds become available, subject to the terms of this Agreement and the guidelines established by the Advisory Committee from time to time; and (e) preparing all Tax returns and filings.

                  SECTION 3.5  Expenses.

                  (a) The Operator shall be responsible for the payment of (i) salaries and fringe benefits of any of its personnel, (ii) the cost of maintaining any office space used by the Operator in connection with the performance of its obligations under this Agreement, including rent, utilities and the cost of office equipment and supplies, (iii) travel and entertainment expenses of personnel of the Operator and (iv) any other overhead charges or expenses of the Operator, except as may otherwise be approved by Interpublic in writing. Any such expenses paid by the Operator shall not be accounted for as expenses of, contributions to or income of the Company and shall in no way affect the capital accounts or capital contributions of the Members.

                  (b) The Company shall pay (or reimburse the Operator for) all costs, expenses and obligations of the Company other than those specified in
Section 3.5(a).

                  SECTION 3.6 Removal and Withdrawal of the Operator:

                  (a) Upon not less than thirty (30) days prior notice, the Operator may be removed by Interpublic for Cause. Such removal for Cause shall not be effective until and unless Interpublic agrees to perform the duties of the Operator.

                  (b) All American shall not have the right to withdraw from its duties as Operator unless removed pursuant to Section 3.6(a) or unless the All American Members Transfer all of their respective Interests other than a Transfer to a direct or indirect wholly-owned subsidiary of All American.

                  SECTION 3.7 Meetings of Members. Any action taken by the Members, in their capacity as Members, shall be authorized by a vote of the Members. With respect to any such vote, each Member shall vote in accordance with such Member's Membership Percentage. In the event the Operator wishes to take an action that requires the consent or approval of the Members, it shall promptly call a meeting of the Members or obtain the written consent or approval of the Members pursuant to Section 3.7.7. Minutes of any meeting shall be prepared and kept by a Person designated by the Members (which designee may be a Member) and shall be delivered to the Members within thirty (30) days of any such meeting.

                  3.7.1. Quorum and Manner of Acting. The presence of all of Members shall constitute a quorum for the transaction of business. In the absence of a quorum, the Members present may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present. The unanimous affirmative vote of all of Members present at a meeting at which a quorum is present shall be an act of the Members.

                  3.7.2. Place of Meetings. The Members may hold their meetings at such place or places as the Members may from time to time determine.

                  3.7.3. Annual Meeting. An annual meeting of the Members shall be held each year, commencing in July 1996. Such meeting shall be held on such date and time as shall be designated jointly by the Members, and specified in a notice given as hereinafter provided for meetings of the Members or in a waiver of notice thereof signed by each of the Members.

                  3.7.4. Regular Meetings. Regular meetings of the Members may be held at such time and place as shall from time to time be determined by the Members. Any business which properly may be transacted by the Members may be transacted at any regular meeting thereof.

                  3.7.5. Special Meetings. Special meetings of the Members shall be held whenever called by either Member, any member of the Advisory Committee or the Operator. Unless otherwise agreed to by all of the Members present at a special meeting, the business to be transacted at any special meeting shall be limited to that stated in the notice of meeting.

                  3.7.6. Notice. Notice of all meetings of the Members shall be mailed by first class mail postage prepaid to each Member addressed to it at its usual place of business or shall be delivered personally or sent to it at such place by telefax or express mail not less than ten (10) nor more than sixty (60) days before the date on which the meeting is to be held. Such notice shall state the place, date, and hour of the meeting and the purpose or purposes for which it is called. In lieu of the notice to be given as set forth above, a waiver thereof in writing, signed by the Members entitled to receive such notice, whether before or after the meeting, shall be deemed equivalent thereto for purposes of this Agreement. Attendance of a Member at a meeting shall constitute a waiver of notice of such meeting, except when the Member attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not properly called or convened.

                  3.7.7. Action Without a Meeting. Any action required or permitted to be taken at any meeting of the Members may be taken without a meeting if all of the Members consent thereto in writing, and the writing or writings are filed with the minutes of proceedings of the Members.

                  3.7.8. Telephonic Meetings. Members may participate in a meeting of the Members by means of a conference telephone or similar communication equipment by means of which all persons participating in the meeting can hear each other. Participation in a meeting pursuant to this paragraph shall constitute presence in person at such meeting.

                  SECTION 3.8 Transactions with Affiliates. The Company may not engage in any transaction, directly or indirectly, with a Member or any Affiliate of a Member unless it receives prior written approval from the other Member; provided that the Company, All American, Interpublic and their respective Affiliates may engage in the activities contemplated by the Transaction Documents in accordance with the terms thereof. All transactions (except transactions expressly contemplated by the Transaction Documents or the agreements approved in accordance with this Section 3.8) between the Company and any Member or any Affiliate of any Member shall be conducted on terms no less favorable to the Company than might be obtained in an arm's length transaction from a Person who is not a Member or an Affiliate of a Member. If the Company is (i) negotiating a transaction among the Company and a Member or an Affiliate of a Member or (ii) settling any pending or threatened claim or proceeding relating to or arising out of transactions among the Company and a Member or an Affiliate of a Member, the non-affiliated disinterested Members, if any, shall act on behalf of the Company. Nothing herein shall prohibit transactions between a Member and its own Affiliates.

                  SECTION 3.9 Business Activities of Members. Pursuant to the License Agreement, the Company will grant to All American and certain of its Affiliates, certain rights to produce, license, sublicense and distribute the Company's programming assets.

                  SECTION 3.10  Non-Competition with Company Activities.

                  (a) Each Member agrees that, prior to exploiting any new opportunity (other than opportunities contemplated by existing contracts, including the Fremantle license from Goodson) that involves the ownership, production, distribution, marketing, licensing or exploitation of television game shows with the financial and other assistance or participation of an unaffiliated third party (other than a commercial bank or similar financial institution or the public issuance by a Member of its securities or a private placement for general corporate purposes) it shall consult with the other non-affiliated Members and offer such other Members the opportunity to provide such assistance or participation or transact such business through the Company or through some alternative arrangements with such Members. If the other non-affiliated Members do not agree to participate in such business on the terms presented within thirty (30) days from notice thereof, the Member or Members seeking to exploit such opportunity or engage in such activities may exploit such opportunity or enter into such engagement on those terms with such third party; provided that in no event shall such opportunity or engagement adversely affect in any material respect the Company's business, operations, condition (financial or other) or prospects and provided further that it may not exploit such opportunity on any other terms without first offering the other Members the opportunity to participate in such transaction on such other terms as provided in this Section 3.10(a).

                  (b) Notwithstanding Section 3.10(a), any Member is free to exploit any new game show opportunity covered by Section 3.10(a) that such Member develops without the financial and other assistance or participation of an unaffiliated third party (other than a commercial bank or similar financial institution or the public issuance by a Member of its securities or a private placement for general corporate purposes) without offering the other Members the opportunity to participate in such opportunity through the Company or through some alternative arrangements with such Members, provided that such new game show opportunity does not infringe upon the Company's intellectual property rights. Prior to the exploitation of any such opportunity that might infringe upon the Company's intellectual property rights, the Member seeking to exploit such opportunity shall consult with the other non-affiliated Members regarding such opportunity. If the non-affiliated Member or Members believes that the exploitation of such opportunity would infringe upon the Company's intellectual property rights, the Members shall consult with the three member committee of the Board of Directors of All American (the "Arbitration Committee") set forth on Schedule C regarding such disagreement. If the Arbitration Committee does not agree that such opportunity does not infringe upon the Company's intellectual property rights within thirty (30) days of it being advised of such opportunity in writing, the Members shall promptly bring the dispute to arbitration for resolution and the Member or Members seeking to exploit such opportunity shall refrain from exploiting such opportunity pending the issuance of the arbitral panel's determination regarding the issue. If the arbitral panel determines in accordance with Article XIV that such opportunity infringes upon the Company's intellectual property rights, the Member seeking to exploit such opportunity shall not exploit such opportunity. If the Arbitration Committee or the arbitral panel determines that such opportunity does not infringe upon the Company's intellectual property rights, the Member seeking to exploit such opportunity may exploit such opportunity.

                  (c) Each Member acknowledges that money damages would be both incalculable and an insufficient remedy for any breach of this provision by it and that any such breach would cause the Members and the Company irreparable harm. Accordingly, each Member agrees that in the event of any breach or threatened breach of this provision, both the non-breaching Members and the Company, in addition to any other remedies at law or in equity they may have, shall be entitled, without the requirement of posting a bond or other security, to equitable relief, including injunctive relief and specific performance.


                                   ARTICLE IV
                         CAPITAL CONTRIBUTIONS, CAPITAL
                         ACCOUNTS AND RELATED PROVISIONS

                  SECTION 4.1 Capital Contributions. The Interpublic Members' and the All American Members' initial capital contribution shall be the amount shown for such Members on Schedule A of this Agreement. In consideration for the foregoing contribution, the Interpublic Members and the All American Members each will hold a Membership Percentage equal to fifty percent (50%). The Members shall not be required to make any additional capital contributions, except as otherwise provided with respect to All American's obligation regarding a Make Whole Amount.

                  SECTION 4.2.  The Make Whole Amount.

                  (a) Following the occurrence and during the continuation of an Acceleration Event, All American shall, at the request of the Interpublic Members (an "Acceleration Request"), make a payment in either (or in a combination of) (i) cash, (ii) All American Class A Stock or (iii) All American Class B Stock, all at All American's sole option, to the Interpublic Members in an amount equal to a Make Whole Amount as of the Business Day immediately prior to the date of such payment; provided that All American may only elect to distribute All American Class B Common Stock to the Interpublic Members to the extent that the Public Float Requirements are met as of such date. The payment to the Interpublic Members of a Make Whole Amount shall be made on the sixtieth
(60th) day following the date of the Acceleration Request. After a Make Whole Amount is received by the Interpublic Members, then, notwithstanding anything herein to the contrary, all Ordinary Distributions shall be made to Members pursuant to Section 5.3(a)(iii); provided, however that if the $25 million principal amount comprising Tranche E of the Chemical Credit Facility and all accrued interest thereon remains outstanding, distributions shall continue to be made in accordance with Section 5.3(a)(i) until such principal and interest is repaid and, upon the occurrence of an Acceleration Event, the Make Whole Amount may, at the Interpublic Members' option, be accelerated again by the Interpublic Members. The principal component of the Make Whole Amount paid by All American to the Interpublic Members pursuant to this Section 4.2 shall reduce the Interpublic Members' Capital Accounts in accordance with their respective Membership Percentages. All American's payment of the interest component of any Make Whole Amount shall be considered income to the Interpublic Members and either a loss or a deduction to All American.

                  (b) If All American fails to make a Make Whole Amount payment required by Section 4.2(a), and such failure continues unremedied for sixty (60) days after the Interpublic Members shall have provided an Acceleration Request, such failure unless and until cured shall be deemed to constitute a "Make Whole Default" and the following shall apply:

                  (i) subject to the Chemical Credit Facility, any amounts payable to All American or any of its Affiliates pursuant to the License Agreements shall be paid to the Interpublic Members and applied against such Make Whole Default as if All American had made a Make Whole Amount contribution pursuant to Section 4.2(a);

                  (ii) interest on the Make Whole Default shall accrue from the date on which the amount of the Make Whole Default becomes due until the date on which such Make Whole Default is paid in full, at an annual rate equal to the Default Rate (as in effect from time to time) (which interest shall be reflected in the Interpublic Members' Capital Accounts in accordance with their Membership Percentages as a deemed special allocation of net profit pursuant to Section 5.2(a)(ii)); and

                  (iii) the provisions of Section 6.4 shall apply mutatis mutandis.

                  4.2.1  Required Collateral.

                  (a) Until such time that a Make Whole Amount is distributed to Interpublic in full and Ordinary Distributions have been made by the Company pursuant to Section 5.3(a)(iii), each of All American and All American Goodson hereby (i) grants to Interpublic a second priority security interest in its Interest, (ii) subject and subordinated to the rights of Chemical Bank (or any other agent under the Chemical Credit Facility or any other facility refinancing such facility but only if such refinancing does not increase the principal amount of Tranche E of the Chemical Credit Facility outstanding at the time of such refinancing) as the holder of a first priority security interest in such Interest, appoints Interpublic as its attorney-in-fact, with power to sign its name on any financing statement, mortgage, notice of assignment or other document or certificate as may be necessary or appropriate to evidence and maintain its security interest in its Interest in accordance with applicable law and (iii) agrees that Interpublic shall have such rights and privileges that are available to a secured party under applicable law with respect to its Interest. The appointment of Interpublic as attorney-in-fact as provided hereunder shall
(A) be deemed to be coupled with an interest and is irrevocable until the Make Whole Amount has been fully paid, including interest pursuant to Section 4.2(b)(ii), in accordance with the terms hereof, (B) not be affected by the subsequent dissolution, termination or bankruptcy of All American or its subsidiaries or the Transfer of all or any portion of any Members' Interest in the Company and (C) extend to All American's and its subsidiaries' successors and assigns. Interpublic's security interest in All American's and its subsidiaries' Interests shall be recorded on the books of the Company.

                  (b) Until such time that the Make Whole Amount is distributed to Interpublic in full and Ordinary Distributions have been made by the Company pursuant to Section 5.3(a)(iii), Interpublic shall have the right to receive All American Class A Common Stock upon the occurrence and during the continuation of a Make Whole Default. All American hereby agrees to deliver to Interpublic newly issued shares of All American Class A Common Stock, together with endorsed stock powers, equal in value to and in satisfaction of the total amount of the then unpaid Make Whole Amount as of the date immediately prior to the date of delivery. The purchase price for such shares shall be the satisfaction of a Make Whole Amount plus the par value of such shares.

                  SECTION 4.3  Capital Accounts.

                  (a) The Company shall establish and maintain a separate account (the "Capital Account") for each Member. The initial balance of the Capital Account for each Member shall be such Member's initial Capital Contribution to the Company. The Capital Account of each Member shall be increased by:

                  (i) the dollar amount of any additional cash contributions made by such Member;

                  (ii) the fair market value of any property (other than cash) contributed to the Company by such Member; and

                  (iii) allocations to such Member with respect to net profit hereunder (determined as provided under Article V hereof).

The Capital Account of each Member shall be decreased by:

                  (iv) the dollar amount of any cash distributions made to such Member;

                  (v) the fair market value of any property (other than cash) distributed to such Member, and

                  (vi)     allocations to such Member of net loss pursuant to
                           Article V hereof.

                  (b) The provisions of this Section 4.3 and the other provisions of this Agreement are intended to comply with Code Section 704(b) and the Treasury Regulations thereunder in respect of the maintenance of capital accounts.

                  SECTION 4.4 No Interest. No interest will be paid by the Company on any capital contribution (excluding interest to be paid pursuant to a Make Whole Amount) or on the balance of any Capital Account.

                  SECTION 4.5 Partnership Classification for Tax Purposes. Each Member recognizes and intends that for federal income tax purposes, the Company will be classified as a partnership and that the Members shall take all necessary action to make any election by the Company necessary for such treatment.

                                    ARTICLE V
                          ALLOCATIONS AND DISTRIBUTIONS

                  SECTION 5.1 Calculation of Net Profits and Net Losses. The net profits and net losses of the Company shall be determined for each Fiscal Year in accordance with U.S. GAAP applied on a consistent basis.

                  SECTION 5.2 Allocation of Net Profits and Net Losses.

                  (a) Except as provided in Section 8.3(b)(i), all items of income and loss shall be allocated among the Members in proportion to their Membership Percentages, except that in any year in which the interest component of the Make Whole Amount is paid to the Interpublic Members then an amount of income equal to such amount so paid to the Interpublic Members shall be allocated to the Interpublic Members instead of to the All American Members

                  (b) Notwithstanding any other provision of this Agreement, in the event that at the end of any Fiscal Year any Member's Capital Account is adjusted for, or such Member is allocated, or there is a distribution to such Member of, any item described in Section

1.704-1(b)(2)(ii)(d)(4), (5) or (6) of the Treasury Regulations in an amount not reasonably expected at the end of the prior Fiscal Year, and such treatment creates a deficit balance in that Member's Capital Account, then such Member shall be allocated all items of income and gain of the Company for such Fiscal Year and for all subsequent Fiscal Years of the Company until such deficit balance has been eliminated. Any special allocations of items of income or gain pursuant to this Section 5.2(b) shall be taken into account in computing subsequent allocations pursuant to this Section 5.2 so that the net amount of any item so allocated and all other items allocated pursuant to this Section 5.2 shall, to the extent possible, be equal to the net amount that would have been allocated to each such Member pursuant to the provisions of this Section 5.2 if such unexpected adjustments, allocations or distributions had not occurred.

                  (c) Any income or gain in an amount equal to a decrease in "partnership minimum gain" of the Company shall be allocated to the Members that were allocated nonrecourse deductions or received distributions or proceeds attributable to "nonrecourse liabilities" of the Company in accordance with the "minimum gain chargeback" provisions of Section 1.704-2 of the Treasury Regulations. The terms used in the preceding sentence shall have the meanings set forth in Section 1.704-2 of the Treasury Regulations. Any special allocations of items of income or gain pursuant to this Section 5.2(c) shall be taken into account in computing subsequent allocations of items of income or gain pursuant to this Section 5.2 so that the net amount of any item so allocated and all other items allocated to each Member pursuant to this Section
5.2 shall, to the extent possible, be equal to the net amount that would have been allocated to each such Member pursuant to the provisions to this Section
5.2 if the allocations under this Section 5.2(c) had not been made.

                  (d) The Capital Accounts of the Members shall be adjusted in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(f) to reflect the gross fair market value of the Company's property as determined by the Members, as of the following times: (i) the admission of a new Member to the Company or acquisition by an existing Member of an additional Interest in the Company from the Company; (ii) the distribution by the Company of money or property to a retiring or continuing Member in consideration for the retirement of all or a portion of such Member's Interest in the Company; (iii) the termination of the Company for federal income tax purposes pursuant to Section 708(b)(1)(B) of the Code; and (d) such other times as determined by the Members.

                  (e) Notwithstanding any other provision in this Agreement, income, gain, loss and deductions with respect to property contributed to the Company by a Member shall be allocated under the principles of Treasury Regulations Section 1.704-3(b) and with respect to cash contributions allocated under the principles of Treasury Regulation Section 1.704-1(b).

                  SECTION 5.3  Distributions.

                  (a) Except as provided in Section 8.3 and subject to Sections 5.3(b) and 5.3(c), Distributable Cash shall, from time to time (but in no event less frequently than once each quarter), be distributed to the Members by the Operator (or deemed to be distributed to the Members from the LLC Funds Account pursuant to the Intercreditor Agreement) as follows ("Ordinary Distributions"):

                  (i) first, to the All American Members until they have received the amount of cash required to satisfy all principal and interest payments required under Tranche E of the Chemical Credit Facility (as such payments are required as of the date of the signing of this Agreement) (the period when such distributions are being made hereinafter referred to as the "First Ordinary Distribution Period");

                  (ii) second, to the Interpublic Members up to the then unpaid Make Whole Amount (but excluding the interest component of such Amount set forth in clause (ii) of the definition of Make Whole Amount) (the period when such distributions are being made hereinafter referred to as the "Second Ordinary Distribution Period"); and

                  (iii) thereafter, to the Members in proportion to their Membership Percentages (the period when such distributions are being made being hereinafter referred to as the "Third Ordinary Distribution Period").

                  (b) Prior to the Company making any Ordinary Distributions, but subject to the terms of the Intercreditor Agreement, Distributable Cash shall be distributed to the Members as follows ("Special Distributions"):

                  (i) during the First Ordinary Distribution Period, (A) at the end of each calendar quarter, (x) the Interpublic Members shall receive a Special Distribution equal to the sum of (1) 22.5% of the Company's estimated net United States source taxable income for such calendar quarter; plus (2) 5% of the Company's estimated net foreign source taxable income for such calendar quarter; and (y) the All American Members shall receive a Special Distribution equal to 22.5% of the Company's estimated net taxable income for such calendar quarter, and (B) on or prior to December 31 of each year, Interpublic shall receive a Special Distribution equal to the annual cash dividends paid by Interpublic out of Interpublic's regular earnings on the Interpublic Shares during the preceding year;

                  (ii) during the Second Ordinary Distribution Period, (A) at the end of each calendar quarter, (x) the Interpublic Members shall receive a Special Distribution equal to 22.5% of the Company's estimated net taxable income for such calendar quarter; and (y) the All American Members shall receive a Special Distribution equal to 22.5% of the Company's estimated net taxable income for such calendar quarter, and (B) on or prior to December 31 of each year, Interpublic shall receive a Special Distribution equal to the annual cash dividends paid by Interpublic out of Interpublic's regular earnings on the Interpublic Shares during the preceding year; and

                  (iii) during the Third Ordinary Distribution Period, (A) the Members shall receive Special Distributions pursuant to clause (ii) above mutatis mutandis and
                           (B) the Interpublic Members shall receive the unpaid interest component of any Make Whole Amount previously paid as set forth in clause (ii) of the definition of Make Whole Amount plus interest on such sum from the date of the commencement of the Third Ordinary Distribution Period until the date such sum is paid in full, at a rate equal to Interpublic's Cost of Funds, payable from, and in priority to, All American's share of Ordinary Distributions during such period. If the Interpublic Members shall not have received the full amount of such sum by the first anniversary of the date of the commencement of the Third Ordinary Distribution Period, All American shall thereafter immediately pay such unpaid amount in cash.

In the event that the Distributable Cash available for Special Distributions is insufficient to satisfy the Company's Special Distribution obligations to the Members and a Tranche E Event of Default has not occurred and is not continuing, the Company shall make Special Distributions to the Interpublic Members and the All American Members from the Distributable Cash on a pro rata basis.

                  (c) Any LLC Funds withdrawn from the LLC Funds Account by the Agent and not distributed to the LLC (other than funds withdrawn by the Agent to pay Sellers Earn-Out Payments) shall be deemed to have been distributed to the All American Members pursuant to this Section 5.3 (i) as Ordinary Distributions if a Tranche E Event of Default has not occurred and is not continuing and (ii) as Ordinary and Special Distributions if a Tranche E Event of Default has occurred and is continuing.

                  (d) Notwithstanding anything in this Section 5.3 to the contrary, the Company shall not make any Ordinary Distributions or Special Distributions until payments required to be made to Sellers pursuant to Section
3.8 of the Asset Purchase Agreement, if any, are made and the Earn-Out Payments, if any, in respect of the prior month have been paid to Sellers by the Agent as required by the Intercreditor Agreement or otherwise reserved or provided for in a manner satisfactory to the Members; provided, however, that (i) if Interpublic Game Shows fails to make Earn-Out Payments when due as required by the IPG Sub License Agreement, the Company may make Ordinary Distributions and Special Distributions to the All American Members but not to the Interpublic Members and
(ii) if the Agent fails to make Earn-Out Payments when due as required by the Intercreditor

Agreement, the Company may make Ordinary Distributions and Special Distributions to the Interpublic Members but not to the All American Members.

                  (e) Distributions as between the Interpublic Members shall be made in proportion to their respective Membership Percentages and distributions as between the All American Members shall be made in proportion to their respective Membership Percentages.

                                   ARTICLE VI
                                 TRANSFERABILITY

                  SECTION 6.1 Transfer of Interests of Members.

                  (a) Except as provided in Section 4.2, Section 6.1(c), Section 6.2, Article VII or pursuant to the Pledge Agreements, no Member may, directly or indirectly, transfer, assign, sell, pledge, hypothecate, encumber or otherwise dispose (voluntarily or involuntarily) of its Interest (or any part thereof), or any right or interest therein (a "Transfer"), without the other Members' consent, which consent may be withheld in such non-transferring Members' sole and absolute discretion. For purposes of this Section 6.1(a), a sale of Interpublic or All American shall not be deemed to be a Transfer. Any attempted disposition or substitution without such consent shall be void. No such transfer or substitution (other than pursuant to the Pledge Agreements) shall be valid unless the transferee agrees to be bound by this Agreement and to assume all of the obligations of the transferring Member under this Agreement with respect to such transferred Interest and executes such documents as may be necessary, in the reasonable opinion of the non-transferring Members, to assume such obligations including, without limitation, an amendment to the Articles of Organization. If, notwithstanding the immediately preceding sentence, any such transfer is held by a court of competent jurisdiction to be effective, then the provisions of this Agreement shall apply to the transferee and to any subsequent transferee as fully as if such transferee were a party hereto.

                  (b) Each Member hereby agrees that any Transfer of Interests permitted under this Agreement shall result in the Transfer of all of the rights, benefits and privileges of the transferor Member under this Agreement with respect to such Interest.

                  (c) Each Member may Transfer all, but not less than all, of its Interest to any direct or indirect wholly-owned subsidiary of All American or Interpublic; provided, however, that prior to such Transfer (i) any such Affiliate shall (A) execute and deliver to the Company a written agreement, satisfactory in substance and form to the non-transferring Members, assuming all of the obligations of the transferor Member and (B) agree that it will not cease to be an Affiliate of such transferor Member unless, prior to the time the transferee ceases to be such an Affiliate, such transferee transfers to such Member its Interest and (ii) the transferring Member executes and delivers one or more written agreements, reasonably satisfactory to the non-transferring Members, pursuant to which it agrees to remain liable for the obligations of the transferee hereunder and, if the transferring Member is an All American Member, to grant to the Interpublic Members a second priority security interest in such All American subsidiary's Interest until such time as the Make Whole Amount has been paid to the Interpublic Members.

                  (d) No Transfer of any Interest, or any right or interest in such Interest, shall release the transferring Member from those liabilities to the Company which such Member has as of the date of such Transfer.

                  (e) The Company agrees that it will record the Transfer of an Interest and the admission of a new Member on its books only in accordance with the terms and conditions of this Agreement. Any purported Transfer of an Interest by a Member that is not in compliance with the terms and conditions of this Agreement will be null and void, and the transferee under any such purported Transfer will acquire no title or ownership thereby.

                  SECTION 6.2 Right of First Refusal and Tag-Along Rights. If at any time after the Restricted Period has ended, a Member has a Bona Fide Offer to purchase all, but not less than all, of its Interest (a "Selling Member") from a third party purchaser (a "Prospective Purchaser") and such Selling Member desires to accept such Offer, such Selling Member shall give prompt written notice (a "Notice of Offer") to the remaining Members which are not Affiliates of the Selling Member (the "Remaining Members"), which Notice shall contain, (i) a true and complete copy of the Offer, (ii) the proposed purchase price and all other material terms and conditions of the Offer, (iii) the identity of the Prospective Purchaser and (iv) the intended closing date of any such sale. The date on which the Notice is actually received by the Remaining Member is referred to hereinafter as the "Notice Date". Each of the All American Members and the Interpublic Members agrees that in the event it wishes to sell its Interest to a Prospective Purchaser, the other All American Member or Interpublic Member, as the case may be, shall sell its Interest to such Person on the same terms and conditions and on the same date. The Notice of Offer shall be deemed an irrevocable offer to sell, on the terms set forth in such Notice of Offer and herein, and the Remaining Members shall have an exclusive right, as hereinafter provided, either to buy the Interest that the Selling Member (and its Affiliated Member) wishes to sell on the terms set forth in such Notice of Offer (in proportion to their Membership Percentages unless otherwise agreed by such Members) or to elect to exercise their Tag-Along Rights.

                  (i) Within thirty (30) days following the Notice Date, the Remaining Members shall notify in writing the Selling Members that they elect either to purchase such Selling Members' Interests (in proportion to their Membership Percentages unless otherwise agreed by such Members) or exercise their Tag-Along Rights (an "Acceptance"). If the Selling Members do not receive an Acceptance within such thirty-day (30-day) period, the Remaining Members shall be deemed to have declined to purchase the Selling Members' Interests and to have elected not to exercise their Tag-Along Rights. The Acceptance shall be deemed to be an irrevocable commitment either to purchase from the Selling Members such Selling Members' Interests on the terms contained in such acceptance or to have the Prospective Purchaser purchase the Remaining Members' Interests at the same price and on the same terms and conditions as are set forth in the Notice of Offer, as the case may be.

                  (ii) If the Remaining Members do not elect to purchase the Selling Members' Interests as set forth in the Notice of Offer or to exercise their Tag-Along Rights, the Selling Members may Transfer all, but not less than all, of their Interests set forth in the Notice of Offer to the Prospective Purchaser specified in the Notice of Offer upon the terms and conditions set forth in such Notice, provided such Transfer is consummated within 180 days of the Notice Date. In no event shall the Selling Members Transfer their Interests to a Prospective Purchaser if such Prospective Purchaser shall not have delivered to the Company an executed agreement, reasonably satisfactory in substance and form to the Remaining Members, assuming all of the obligations of the Selling Members contained in this Agreement and in the Articles of Organization. If the Selling Members do not complete the contemplated sale within the 180-day period, the provisions of this Section 6.2 shall again apply, and no Transfer of an Interest shall be made otherwise than in accordance with the terms of this Agreement.

                  (iii) If any Remaining Member elects to exercise its Tag-Along Rights, the closing of the sale of the Selling Members' Interests to the Prospective Purchaser hereunder shall be conditioned on the simultaneous purchase by the Prospective Purchaser of the Interests from such Remaining Member. Notwithstanding the foregoing, in the event any Member breaches its obligations under this Section
                           6.2 or under any purchase agreement with the Prospective Purchaser with respect to its Interest, the non-breaching Members shall be free to sell their Interests to the Prospective Purchaser without liability to such breaching Member.

                  (iv) If the Remaining Members elect to purchase the Selling Members' Interests as set forth in the Notice of Offer, the closing of the purchase of the Selling Members' Interests by the Remaining Members pursuant to this Section 6.2 shall take place (subject to the expiration of any waiting period under the HSR Act) within thirty (30) days after the termination of the thirty-day (30-day) period following the Notice Date, at 11:00 a.m. at the principal offices of the Company, or at such other time or place as the parties may agree. At such closing, the Selling Members shall sell to the Remaining Members full right, title and interest in and to the Interests so purchased in proportion to the Remaining Members Membership Percentages (unless otherwise agreed by such Members), free and clear of all liens, security interests or adverse claims of any kind and nature. At the closing, the Remaining Members shall deliver to the Selling Members, in full payment of the purchase price of the Interests purchased, cash payable by wire transfer of immediately available funds to the account or accounts of the Selling Members designated by the Selling Members in writing not less than three
                           (3) Business Days prior to the closing of such purchases.

                  SECTION 6.3 Admission of Members. Upon the consent of each Member, which consent may be withheld in its sole discretion, the Members may admit to the Company any Person as a Member. Any Person proposed to be admitted as a Member shall, in connection with such admission, execute a counterpart of this Agreement and an amendment to the Articles of Organization showing the admission of such Member and agree to make a Capital Contribution to the Company in such amount as shall be required by the Members.

                  SECTION 6.4  Put Right.

                  (a) Subject to the last sentence of this Section 6.4(a), following the termination of the Second Ordinary Distribution Period or upon a Change in Ownership, the Interpublic Members shall have the right (but not the obligation) to require All American to purchase their respective Interests for an amount equal to fifty percent (50%) of the product of (i) six (6) multiplied by (ii) the sum of the average operating income (as reflected in the Company's financial statements) of the Company during the fiscal year immediately preceding the date the put right is exercised by the Interpublic Members and during the fiscal year immediately following the date the put right is exercised by the Interpublic Members (the "Put Purchase Price"). This put right will become immediately exercisable for a sixty (60) day period on the occurrence of a Make Whole Default as provided in Section 4.2. Notwithstanding the foregoing, the Interpublic Members shall irrevocably waive their rights to put their Interest to All American pursuant to this Section 6.4(a) (but not pursuant to Section 7.1(a)) if, pursuant to Section 6.5(d), they have rejected the All American Members' request to purchase their Interests.

                  (b) If the Interpublic Members choose to exercise their put right they shall give prompt written notice (a "Put Notice") to All American, which Notice shall state that the Interpublic Members wish to have All American purchase all of their Interests for an amount equal to the Put Purchase Price. The date on which the Notice is actually received by All American is referred to hereinafter as the "Put Notice Date". The Put Notice shall be deemed to be an irrevocable offer to sell, on the terms set forth in such Put Notice and herein, and All American shall have the obligation to purchase, on the terms set forth in such Put Notice and herein, the Interpublic Members' Interests. Notwithstanding the foregoing, the Interpublic Members may not send a Put Notice if they have previously received the All American Members' Call Notice or a Notice of Offer from an All American Member pursuant to Section 6.2.

                  (c) The closing of the purchase of the Interpublic Members' Interests by All

American pursuant to this Section 6.4 shall take place (subject to the expiration of any waiting period under the HSR Act) within thirty (30) days after the Put Notice Date, at 11:00 a.m. at the principal offices of the Company, or at such other time or place as the parties may agree. At such closing, the Interpublic Members shall sell to All American full right, title and interest in and to their Interests so purchased, free and clear of all liens, security interests or adverse claims of any kind and nature. All American shall deliver to the Interpublic Members, in payment of the Interpublic Members' Interests, (i) at the closing of such transaction, 50% of (A) the Put Purchase Price (based on the prior fiscal year's operating income) and (B) the then unpaid Make Whole Amount by wire transfer of immediately available funds to an account or accounts designated by the Interpublic Members in writing not less than three (3) business days prior to the closing of such purchase and (ii) after such closing, the balance of (A) the Put Purchase Price (including any increase or decrease in the Put Purchase Price resulting from averaging the two fiscal year's operating income) and (B) the remaining 50% of the then unpaid Make Whole Amount plus (C) interest on such sum from the date immediately following the closing of the purchase until the date such sum is paid in full, at a rate equal to Interpublic's Cost of Funds plus 3%, shall be delivered to the Interpublic Members, such sum to be payable in three equal annual installments commencing on the first anniversary of the closing.

                  SECTION 6.5  Call Right.

                  (a) Subject to Section 6.5(d), following the second anniversary of the date hereof, the All American Members shall have the right (but not the obligation) to require the Interpublic Members to sell their Interests to such Members for an amount equal to the sum of (i) $25 Million plus
(ii) an amount equal to the then unpaid Make Whole Amount as of the date of the exercise of the call right (the "Call Purchase Price").

                  (b) If the All American Members choose to exercise their call right they shall give prompt written notice (a "Call Notice") to the Interpublic Members, which Notice shall state that the All American Members wish to have the Interpublic Members sell all of their Interests to them for an amount equal to the Call Purchase Price. The date on which the Notice is actually received by All American is referred to hereinafter as the "Call Notice Date". The Call Notice shall be deemed an irrevocable offer to purchase, on the terms set forth in such Call Notice and herein, and, subject to Section 6.5(d), the Interpublic Members shall have the obligation to sell, on the terms set forth in such Call Notice and herein, the Interpublic Members' Interests. Notwithstanding the foregoing, the All American Members may not send a Call Notice if they have previously received the Interpublic Members' Put Notice or a Notice of Offer from an Interpublic Member pursuant to Section 6.2.

                  (c) The closing of the purchase of the Interpublic Members Interests by the All American Members pursuant to this Section 6.5 shall take place (subject to the expiration of any waiting period under the HSR Act) within thirty (30) days after the Call Notice Date, at 11:00 a.m. at the principal offices of the Company, or at such other time or place as the parties may agree. At such closing, the Interpublic Members shall sell to the

All American Members full right, title and interest in and to their Interests so purchased, free and clear of all liens, security interests or adverse claims of any kind and nature. The All American Members shall deliver to the Interpublic Members, in full payment of the Interpublic Members' Interests, the Call Purchase Price payable by wire transfer at the closing of immediately available funds to an account or accounts designated by the Interpublic Members in writing not less than three (3) business days prior to the closing of such purchase.

                  (d) Notwithstanding paragraphs (b) and (c) above, the Interpublic Members may reject the Call Notice whereupon the Interpublic Members shall not be obligated to sell their respective Interests to the All American Members and such rejection shall constitute an irrevocable waiver of the Interpublic Members put rights set forth in Section 6.4.

                                   ARTICLE VII
                      TRANSFERS UPON A SALE OF ALL AMERICAN

                  SECTION 7.1  Sale of All American Put Right

                  (a) Upon the occurrence of a Sale of All American if such Sale of All American is publicly announced prior to the second anniversary of the Final Closing Date, the Interpublic Members shall have the right (but not the obligation) to require All American to purchase their respective Interests for a cash amount (the "Sale of All American Put Purchase Price") equal to the sum of
(i) all Capital Contributions made by the Interpublic Members (with the initial Capital Contribution being considered to be $25 million) to the Company through the date of such Sale of All American plus (ii) an amount equal to interest on the average outstanding Capital Contribution made by the Interpublic Members to the Company computed at an annual rate of 12% less (iii) the sum of all amounts distributed to the Interpublic Members by the Company prior to the payment of the Sale of All American Put Purchase Price. For these purposes, the average outstanding Capital Contribution of the Interpublic Members shall be an amount equal to the Capital Contributions made by the Interpublic Members (computed as provided above) reduced by the aggregate distributions to the Interpublic Members theretofore made.

                  (b) If the Interpublic Members choose to exercise their put right upon a Sale of All American they shall provide written notice (a " Sale of All American Put Notice") within sixty (60) days from the closing of such event to All American, which Notice shall state that the Interpublic Members wish to have All American purchase all of their Interests for an amount equal to the Sale of All American Put Purchase Price. The date on which the Notice is actually received by All American is referred to hereinafter as the "Sale of All American Put Notice Date". The Sale of All American Put Notice shall be deemed to be an irrevocable offer to sell, on the terms set forth in such Sale of All American Put Notice and herein, and All American shall have the obligation to purchase, on the terms set forth in such Sale of All American Put Notice and herein, the Interpublic Members' Interests.

                  (c) The closing of the purchase of the Interpublic Members Interests by the All American Members pursuant to this Section 7.1 shall take place (subject to the expiration of any waiting period under the HSR Act) within thirty (30) days after the Sale of All American Put Notice Date, at 11:00 a.m. at the principal offices of the Company, or at such other time or place as the parties may agree. At such closing, the Interpublic Members shall sell to the All American Members full right, title and interest in and to their Interests so purchased, free and clear of all liens, security interests or adverse claims of any kind and nature. The All American Members shall deliver to the Interpublic Members, in full payment of the Interpublic Members' Interests, the Sale of All American Put Purchase Price payable by wire transfer at the closing of immediately available funds to an account or accounts designated by the Interpublic Members in writing not less than three (3) business days prior to the closing of such purchase.

                  SECTION 7.2  Sale of All American Call Right.

                  (a) Upon the occurrence of a Sale of All American if such Sale of All American is publicly announced prior to the second anniversary of the Final Closing Date, the All American Members shall have the right (but not the obligation) to require the Interpublic Members to sell their respective Interests for a cash amount (the "Sale of All American Call Purchase Price") equal to the sum of (i) all Capital Contributions made by the Interpublic Members (with the initial Capital Contribution being considered to be $25 million) to the Company through the date of such Sale of All American plus (ii) an amount equal to interest on the average outstanding Capital Contribution made by the Interpublic Members to the Company computed at an annual rate of 12% less
(iii) the sum of all amounts distributed to the Interpublic Members by the Company prior to the payment of the Sale of All American Call Purchase Price. For these purposes, the average outstanding Capital Contribution of the Interpublic Members shall be an amount equal to the Capital Contributions made by the Interpublic Members (computed as provided above) reduced by the aggregate distributions to the Interpublic Members theretofore made.

                  (b) If the All American Members choose to exercise their Sale of All American right they shall provide written notice (a "Sale of All American Call Notice") within sixty (60) days from the closing of such event to the Interpublic Members, which Notice shall state that the All American Members wish to have the Interpublic Members sell all of their Interests to them for an amount equal to the Sale of All American Call Purchase Price. The date on which the Notice is actually received by All American is referred to hereinafter as the "Sale of All American Call Notice Date". The Sale of All American Call Notice shall be deemed an irrevocable offer to purchase, on the terms set forth in such Sale of All American Call Notice and herein, and the Interpublic Members shall have the obligation to sell, on the terms set forth in such Sale of All American Call Notice and herein, the Interpublic Members' Interests.

                  (c) The closing of the purchase of the Interpublic Members Interests by the All American Members pursuant to this Section 7.2 shall take place (subject to the expiration of any waiting period under the HSR Act) within thirty (30) days after the Sale of All American Call Notice Date, at 11:00 a.m. at the principal offices of the Company, or at such other time or place as the parties may agree. At such closing, the Interpublic

Members shall sell to the All American Members full right, title and interest in and to their Interests so purchased, free and clear of all liens, security interests or adverse claims of any kind and nature. The All American Members shall deliver to the Interpublic Members, in full payment of the Interpublic Members' Interests, the Sale of All American Call Purchase Price payable by wire transfer at the closing of immediately available funds to an account or accounts designated by the Interpublic Members in writing not less than three (3) business days prior to the closing of such purchase.

                                  ARTICLE VIII
                   DISSOLUTION AND TERMINATION OF THE COMPANY

                  SECTION 8.1 Dissolution. The Company shall be dissolved upon the occurrence of the first to occur of any of the following:

                  (i)      the expiration of the term of the Company pursuant to
                           Section 2.3;

                  (ii) the bankruptcy or liquidation of any Member, unless the other Members elect to continue the Company within sixty (60) days of such event;

                  (iii) the sale, transfer or other disposition of all or substantially all the assets of the Company; provided that a change of control of the Company shall not constitute a sale, transfer or other disposition of the assets of the Company for such purposes;

                  (iv) the unanimous written consent of the Members to dissolve the Company; or

                  (v) as otherwise required under the Act including, without limitation, in the case of judicial dissolution under Section 702 of the Act.

                  SECTION 8.2 Articles of Dissolution. In accordance with the Act, within ninety (90) days following the dissolution and the commencement of winding up of the Company, the Members will cause to be executed and filed Articles of Dissolution of the Company in such form as is prescribed by the Secretary of State of the State of New York.

                  SECTION 8.3. Winding Up, Liquidation and Distribution of
Assets.

                  (a) Upon dissolution, an accounting shall be made by the Members or, at any Member's request, an independent accounting firm mutually acceptable to the Members, of the accounts of the Company and of the Company's assets, liabilities and operations, from the date of the last previous accounting until the date of the dissolution. The Members, a Person designated by the Members by unanimous consent or the Person required by law to wind up the Company's affairs (the Members or such other Person being referred to herein as the "Liquidating Agent") shall immediately proceed to wind up the affairs of the Company. Except as provided in Section 8.3(b)(i), the Members will continue to share profits and losses during the period of liquidation in accordance with
Article V. In performing its duties, the Liquidating Agent is authorized to sell, distribute, exchange or otherwise dispose of the assets of the Company in any reasonable manner that the Liquidating Agent shall determine to be in the best interests of the Members, subject to applicable law.

                  (b) Following the payment of, or provision for, all debts and liabilities (including liabilities to Members who are also creditors, to the extent otherwise permitted by law, other than liabilities to Members for distributions and the return of capital) of the Company and all expenses of liquidation, and subject to the right of the Liquidating Agent to set up such cash reserves as the Liquidating Agent may deem reasonably necessary for any contingent or unforeseen liabilities or obligations of the Company, the proceeds of the liquidation and any other funds (or other remaining assets) of the Company will be distributed in the following order:

                  (i) If dissolution occurs during the Restricted Period, the Interpublic Members shall receive a priority distribution of any available funds or assets up to the Make Whole Amount, if any. If any assets of the Company are to be distributed in kind, the net fair market value of such assets as of the date of dissolution shall be determined by independent appraisal or by agreement of the Members. Such assets shall be deemed to have been sold as of the date of dissolution for their fair market value. If dissolution occurs during the Restricted Period, net profits and net losses arising as a result of the liquidation of the Company (including any net profits and net losses attributable to the deemed sale of assets pursuant to the immediately preceding sentence) shall be allocated among the Members in accordance with Article V; provided however, that such allocations shall be modified to take account of the priority distribution to the Interpublic Members of a Make Whole Amount so that to the extent possible the Capital Account balances of the Members will reflect the amounts they are entitled to receive on dissolution of the Company (including the payment of a Make Whole Amount to the Interpublic Members). If there are any assets available following the priority distribution to the Interpublic Members, such assets shall be distributed to the Interpublic Members and the All American Members in accordance with their respective positive Capital Account balances.

                  (ii) If dissolution occurs after the termination of the Restricted Period:

                           (A) If any assets of the Company are to be distributed in kind, the net fair market value of such assets as of the date of dissolution shall be determined by independent appraisal or by agreement of the Members. Such assets shall be deemed to have been sold as of the date of dissolution for their fair market value, and the Capital Accounts of the Members shall be adjusted pursuant to the provisions of Article V.

                           (B) The positive balance (if any) of each Member's Capital Account (as determined after taking into account all Capital Account adjustments for the Company's taxable year during which the liquidation occurs) shall be distributed to the Members in cash or, if both Members agree, in kind with the net fair market value of any assets distributed in kind being determined by agreement of the Members.

                  SECTION 8.4 Return of Contribution Nonrecourse to Other Members. Except as provided by law or Section 4.2, each Member will look solely to the assets of the Company for all distributions with respect to the Company and such Member's Capital Contributions thereto and share of profits or losses thereof, and will have no recourse therefore (upon dissolution of the Company or otherwise) against any other Member.

                                   ARTICLE IX
                       COMPANY EXPENSES, BOOKS AND RECORDS

                  SECTION 9.1 Fiscal Year and Method of Accounting. The fiscal year of the Company shall begin on January 1 of each year (except for the first fiscal year of the Company which shall begin on the date of this Agreement) and end on the following December 31 of each year, unless otherwise agreed to by the unanimous consent of all Members. The Company's books of account and records shall be maintained in a manner consistent with GAAP applied on a consistent basis and the Company shall elect to use the accrual method of accounting.

                  SECTION 9.2  Audits.

                  (a) The Members shall have the right to audit, at any time and at their sole cost and expense, the books of account and records of the Company. Such audit may be conducted by such Member or its external auditor. If a Member elects to have its external auditor audit the Company's books and records, it shall provide to the other Members a copy of any report or comments prepared by such auditor relating to the Company, its books of account or records. If the Members disagree about matters covered in such reports any Member may require the Company to retain a nationally recognized independent accounting firm mutually agreed upon by the Members to audit the books of account and records of the Company until such time as the Members unanimously determine that it is no longer necessary to retain such outside accounting firm.

                  (b) Interpublic shall have the right, on behalf of the Company, to audit (up to four times in any Fiscal year) the books, records and production budgets of All American Goodson, All American TV, All American Television II, Fremantle and All American Fremantle II. Any such audit shall be at the Company's sole cost and expense.

                  (c) Interpublic shall have the right, on behalf of the Company, to audit the books, records and production budgets, with respect to production costs, of any sublicensee of All American Goodson and any other Persons producing, licensing or distributing the Company's programming assets. The All American Members will use their best efforts to cause their sublicensees to agree to allow Interpublic to perform such audits.

                  SECTION 9.3 Right of Inspection. The books and records of the Company shall be available for inspection by the Members at the principal office and place of business of the Company. Additionally, Interpublic shall be given access to the Operator's financial statements and, with respect to production costs, will have the right to examine such financial statements at any reasonable time or times for any purpose.

                  SECTION 9.4 Financial Statements and Reports. Each Member shall receive unaudited reports, quarterly, setting forth with specificity the Company's financial data. Such reports shall be delivered within thirty (30) days of the end of such quarter. The Members shall also receive such other information as may be reasonably requested by a Member or as is otherwise required by law.

                  SECTION 9.5 Tax Matters Partner. The Operator will be the "Tax Matters Partner" (as defined in Section 6231 of the Code) until such time as a new Tax Matters Partner may be designated by the Members. The Tax Matters Partner is authorized and required to represent the Company (at the Company's expense) in connection with all examinations of the Company's affairs by tax authorities, including administrative and judicial proceedings, and to expend Company funds for professional services and costs associated therewith.

                                    ARTICLE X
                          LIABILITY AND INDEMNIFICATION

                  SECTION 10.1  Liability to Company and Other Members.

                  (a) Neither the Operator nor any Member, in its capacity as Operator or as a Member, shall be liable to the Company or to any other Member for any losses arising from any act or omission performed or omitted by it in connection with this Agreement, except for any losses determined to be attributable to the Operator's or such Member's gross negligence, bad faith, willful misconduct or breach of this Agreement. Notwithstanding anything herein to the contrary, the provisions of this Section 10.1 shall not be construed so as to relieve (or attempt to relieve) the Operator or any Member of any liability, to the extent (but only to the extent) that such liability may not be waived, modified or limited under applicable law, but shall be construed so as to effectuate the provisions of this Section 10.1 to the fullest extent permitted by law.

                  (b) The Members, as such, shall not be liable under a judgment, decree, or order of a court, or in any other manner, for a debt, obligation, or liability of the Company.

                  SECTION 10.2 Indemnification.

                  (a) The Company shall, to the fullest extent permitted by law, indemnify and hold harmless the Operator and each Member (each, an "Indemnified Person" and collectively, the "Indemnified Persons") from and against any loss, liability, damage, cost or expense (including reasonable legal fees and expenses and any amount paid in settlement) ("Loss") resulting from a claim, demand, lawsuit, action or proceeding, including any appellate or bankruptcy proceeding (collectively, "Claims") relating to such Indemnified Person's actions or omissions or such Indemnified Person's status or capacity as a Member or otherwise concerning business or activities undertaken by or on behalf of the Company pursuant to this Agreement unless and to the extent that the acts or omissions are determined to be attributable to the Indemnified Person's gross negligence, bad faith, willful misconduct or breach of this Agreement. With respect to any Claim brought by another Member against the Indemnified Person and containing allegations of gross negligence, bad faith, willful misconduct or breach of this Agreement, including without limitation, a breach of any representation or warranty made pursuant to Article XIV (which shall continue to survive after the execution of the Agreement), by the Indemnified Person, the prevailing party shall be entitled to be reimbursed by the unsuccessful party for any Loss incurred by the prevailing party in connection with such Claim.

                  (b) All rights to indemnification provided herein shall survive the termination of this Agreement and the withdrawal, removal or insolvency of the Operator or any Member; provided that a claim for indemnification hereunder is made by or on behalf of the Person seeking such indemnification prior to the time distribution in liquidation of the assets of the Company is made pursuant to Article VIII.

                  (c) The reimbursement and indemnity obligations of each Member, as such, under this Article X shall be limited to the sum of such Member's Interest and any Capital Contributions required to be made but not then made by such Member hereunder, including contributions made pursuant to Section 4.2, and interest accrued (but not paid) thereon; provided that a Member shall be reimbursed for 100% of any Losses incurred in connection with a breach by a Member of any representation or warranty made pursuant to Article XIII irrespective of the amount of such Loss or Losses.

                  SECTION 10.3 Indemnification of Company. If the Company is made a party to any Claim, or otherwise incurs any Loss as a result of or in connection with the Operator's, any Member's or any Ex-Member's obligations or liabilities unrelated to the business of the Company, the Operator, such Member or such Ex-Member shall reimburse the Company for all Losses incurred.

                  SECTION 10.4 Members Right to Bring Cause of Action. Notwithstanding anything herein to the contrary, any right, claim or cause of action by the Company against the Operator, any Member or any Affiliate of such Member may be brought by the other Member on behalf of the Company.

                  SECTION 10.5 Authorizations. The execution, delivery and filing of the

Articles of Organization is hereby authorized, approved and ratified and each Member is hereby authorized to execute, deliver and file any amendment to and restatements of the Articles of Organization that are required or permitted by the Act and any and all certificates or documents required by the Act.

                                   ARTICLE XI
                MATTERS RELATING TO THE ASSET PURCHASE AGREEMENT

                  SECTION 11.1 Unanimous Consent of Members Required. Any actions to be taken by the Company pursuant to the terms of the Asset Purchase Agreement, including without limitation, any actions (i) to extend the Earn-Out Payments pursuant to Section 3.8 of the Asset Purchase Agreement, (ii) to approve refunding agreements pursuant to the Estate Guaranty referred to in
Section 13.5(a) of the Asset Purchase Agreement, or (iii) to assert claims or defenses to or to commence or defend lawsuits arising under the Asset Purchase Agreement on behalf of the Company, shall require the unanimous written consent of the Members.

                  SECTION 11.2 Assumption of Liabilities.

                  (a) Pursuant to the Assumption and Assignment Agreement, the Company assumes and discharges the Interpublic Members for any and all liabilities and obligations in connection with the Interpublic Members' undivided interest in the Assets other than the obligations of Interpublic (i) to deliver its equity securities to Sellers pursuant to Section 3.3 of the Asset Purchase Agreement, (ii) to deliver cash in lieu of fractional shares of its securities to Sellers pursuant to Section 3.4 of the Asset Purchase Agreement,
(iii) relating to the giving of representations and warranties pursuant to
Article 6 of the Asset Purchase Agreement and (iv) relating to the covenant to maintain Interpublic Game Shows as a special purpose entity pursuant to Section
7.15 of the Asset Purchase Agreement.

                  (b) If the Interpublic Members incur any Loss as a result of or in connection with it being a purchaser of the Assets (as opposed to being an equity owner of the Company) pursuant to the Asset Purchase Agreement, other than a Loss resulting from Interpublic's breach of the Asset Purchase Agreement or a breach by either Seller under the Asset Purchase Agreement, the Company shall reimburse such Members for 100% of all Losses incurred with respect thereto. Notwithstanding anything in Article V to the contrary, such reimbursement payments shall be distributed to the Interpublic Members prior to distributions of Ordinary Distributions, Special Distributions and Earn-Out Payments.

                  SECTION 11.3  Indemnification.

                  (a) If the Company or any Member incurs any Loss as a result of Interpublic's or All American's breach of the Asset Purchase Agreement, such breaching party shall reimburse the Company or the other non-Affiliated Members, as the case may be, for 100% of all Losses incurred.

                  (b) If the Company receives any indemnification payments pursuant to Section 13.1 of the Asset Purchase Agreement or any funds as a result of a decrease in the purchase price for the Assets, the Company shall distribute such payments to the Members in accordance with their Membership Percentages prior to making Ordinary Distributions, Special Distributions or Earn-Out Payments notwithstanding anything in this Agreement to the contrary.

                                   ARTICLE XII
                                LETTER AGREEMENT

                  The Members and certain other parties are entering into a letter agreement simultaneously with entering into this Agreement.

                                  ARTICLE XIII
                         REPRESENTATIONS AND WARRANTIES

                  SECTION 13.1. Representations and Warranties of All American. Each of the All American Members hereby represents and warrants to the Interpublic Members as of the date hereof as follows:

                  13.1.1 Organization. Each of the All American Members is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, has all requisite corporate power and authority to (i) conduct its business as it is now being conducted and to own or lease its properties and assets, (ii) execute and deliver this Agreement and the Transaction Documents, (iii) perform its obligations under this Agreement and the Transaction Documents and (iv) consummate all of the transactions contemplated by this Agreement and the Transaction Documents.

                  13.1.2 Authorization; Binding Effect. The execution, delivery and performance by such All American Member of this Agreement and the Transaction Documents, and the consummation of the transactions contemplated hereby and thereby to be performed by it, have been duly authorized by all necessary corporate action on the part of such All American Member. This Agreement and the Transaction Documents have been duly executed and delivered by it and, assuming the due execution and delivery by the other parties hereto and thereto, this Agreement and the Transaction Documents constitute valid and binding obligations of such All American Member, enforceable against it in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting creditors' rights generally and to general principles of equity (whether considered in a proceeding in equity or at law).

                  13.1.3 No Conflicts. The execution and delivery of this Agreement and the Transaction Documents by such All American Member and the performance by it of the transactions contemplated hereby and thereby, will not
(i) violate any Legal Requirement applicable to such All American Member, (ii) conflict with or result in a breach of any of the provisions of the charter or by-laws of such All American Member, (iii) violate or result in a breach or default under or cause the termination, modification or acceleration of any term or condition of any Contractual Obligation binding upon such All American Member or any of its assets, or (iv) result in the creation or imposition of any encumbrance or claim of any kind upon any asset of such All American Member.

                  13.1.4 Consents. No consent, approval, authorization, order of or filing with any Governmental Authority or other Person is required to be made by such All American Member to consummate the transactions contemplated by this Agreement or the Transaction Documents (other than such as have been received or made).

                  13.1.5 No Finder. No All American Member nor any party acting on behalf of any All American Member has paid or become obligated to pay any fee or commission to any broker, finder or intermediary for or on account of the transactions contemplated by this Agreement.

                  13.1.6 Investment Intent. Each All American Member is acquiring its Interest for its own account for investment and not with a view to, or for resale in connection with, the distribution or other disposition thereof.

                  13.1.7 Investment Company Act. No All American Member is required to be registered as an "investment company" under the Investment Company Act of 1940, as amended.

                  13.1.8  The Company.

                  (a) The Company is a limited liability company duly organized, validly existing and in good standing under the laws of the State of New York and has all requisite corporate power and authority to conduct its business as it is now being conducted and to own or lease its properties and assets.

                  (b) The Company has no liabilities other than liabilities assumed by the Company pursuant to the Asset Purchase Agreement or immaterial liabilities incurred in connection with the organization of the Company.

                  SECTION 13.2 Representations and Warranties of Interpublic. Each of the Interpublic Members hereby represents and warrants to the All American Members as of the date hereof as follows:

                  13.2.1 Organization. Each of the Interpublic Members is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, has all requisite corporate power and authority to (i) conduct its business as it is now being conducted and to own or lease its properties and assets, (ii) execute and deliver this Agreement and the Transaction Documents, (iii) perform its obligations under this Agreement and the Transaction Documents and (iv) consummate all of the transactions contemplated by this Agreement and the Transaction Documents.

                  13.2.2 Authorization; Binding Effect. The execution, delivery and performance by such Interpublic Member of this Agreement and the Transaction Documents, and the consummation of the transactions contemplated hereby and thereby to be performed by such Interpublic Member, have been duly authorized by all necessary action on the part of such Interpublic Member. This Agreement and the Transaction Documents have been duly executed and delivered by such Interpublic Member and, assuming the due execution and delivery by the other parties hereto and thereto, this Agreement and the Transaction Documents constitute valid and binding obligations of such Interpublic Member enforceable against such Interpublic Member in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting creditors' rights generally and to general principles of equity (whether considered in a proceeding in equity or at law).

                  13.2.3 No Conflicts. The execution and delivery of this Agreement and the Transaction Documents and the performance by such Interpublic Member of the transactions contemplated hereby and thereby will not (i) violate any Legal Requirement applicable to such Interpublic Member or (ii) conflict with or result in a breach of any of the provisions of the charter or by-laws of such Interpublic Member, (iii) violate or result in a breach or default under or cause the termination, modification or acceleration of any term or condition of any Contractual Obligation binding upon such Interpublic Member or any of its assets or (iv) result in the creation or imposition of any encumbrance or claim of any kind upon any asset of such Interpublic Member.

                  13.2.4 Consents. No consent, approval, authorization, order of or filing with any Governmental Authority or other Person is required to be made by such Interpublic Member to consummate the transactions contemplated by this Agreement or the Transaction Documents (other than such as have been received or made).

                  13.2.5 Contracts. There are no Contractual Obligations to which Interpublic or any of its Affiliates is a party or is otherwise bound relating to the Assets.

                  13.2.6. No Finder. No Interpublic Member nor any party acting on behalf of any Interpublic Member has paid or become obligated to pay any fee or commission to any broker, finder or intermediary for or on account of the transactions contemplated by this Agreement.

                  13.2.7 Investment Intent. Each Interpublic Member is acquiring its Interest for its own account for investment and not with a view to, or for resale in connection with, the distribution or other disposition thereof.

                  13.2.8 Investment Company Act. No Interpublic Member is required to be registered as an "investment company" under the Investment Company Act of 1940, as amended.

                                  ARTICLE XIV
                                   ARBITRATION

                  SECTION 14.1 Nature of the Dispute. Any dispute arising out of or relating to whether the Operator may be removed for Cause pursuant to Section
3.6 or to whether the Company's Assets have been infringed upon pursuant to
Section 3.10(b) (a "Dispute") shall be settled exclusively and finally by arbitration. It is specifically understood and agreed that any Dispute may be submitted to arbitration irrespective of the magnitude thereof, the amount in controversy or whether such Dispute would otherwise be considered justiciable or ripe for resolution by a court.

                  SECTION 14.2 Rules of Arbitration. The arbitration shall be conducted in accordance with the Rules of Arbitration of the American Arbitration Association as in effect on the date of this Agreement, except to the extent those rules conflict with the provisions of this Article XIV, in which event the provisions of this Article XIV shall control.

                  SECTION 14.3 Arbitration Procedure. The arbitral tribunal shall consist of three (3) arbitrators. The arbitration shall be conducted in New York, New York or such other place as is unanimously agreed by the parties to the arbitration. Each party to the arbitration shall appoint one (1) arbitrator, and the two (2) arbitrators thus appointed shall choose the third
(3rd) arbitrator, who will act as the chairman of the arbitral tribunal and if the two (2) arbitrators appointed pursuant to the foregoing sentence are not able to agree on the third (3rd) arbitrator within thirty (30) days from the date the last such arbitrator was appointed, the third (3rd) arbitrator shall be appointed by the American Arbitration Association.

                  SECTION 14.4 Binding Decision and Award. The arbitral tribunal shall deliver a written decision or award and any such decision or award shall be final and binding upon the parties to the arbitration proceeding. The Members hereby waive to the extent permitted by law any rights to appeal or to review of such award by any court or tribunal. The Members agree that the arbitral award may be enforced against the parties to the arbitration proceeding or their assets wherever they may be found and that a judgment upon the arbitral award may be entered in any court having jurisdiction thereof.

                  SECTION 14.5 Miscellaneous. At any oral hearing of evidence in connection with the arbitration, each party thereto or its legal counsel shall have the right to examine its witnesses and to cross-examine the witnesses of an opposing party. No evidence of any witness shall be presented in written form unless the opposing party or parties shall have the opportunity to cross-examine such witness, except as the parties to the dispute otherwise agree in writing or except under extraordinary circumstances where the arbitrators determine that the interests of justice require a different procedure. Without in any way limiting the foregoing and notwithstanding anything herein to the contrary, the Members may, upon the prior written consent of all parties to a Dispute, submit any Dispute to an expert acceptable to all such parties for consideration and advice. Each

Member agrees, in the event such submission is made, to reasonably consider the advice of such expert in connection with such Dispute.

                                   ARTICLE XV

                                  MISCELLANEOUS

                  SECTION 15.1 Amendments to Operating Agreement. The terms and provisions of this Agreement may be modified or amended only by the unanimous written consent of the Members.

                  SECTION 15.2 Notices. The Company shall send the Members copies of all notices which it receives within 5 Business Days of the receipt of such notice. All notices to the Company shall be addressed to its principal office and place of business as set forth in Section 2.1. All notices addressed to a Member shall be addressed to such Member at the address set forth in Schedule B hereto or at such other address as the Member may designate by notice to the Company from time to time. Unless otherwise specifically provided in this Agreement, a notice shall be deemed to have been effectively given when properly mailed by registered or certified mail postage prepaid to the proper address or when properly transmitted by telex or other means of telecommunications or when delivered by hand.

                  SECTION 15.3 Articles of Organization. From time to time the Members shall sign and acknowledge all such writings as are required to amend the Articles of Organization or for the carrying out of the terms of this Agreement or, upon dissolution of the Company, to cancel such Articles of Organization.

                  SECTION 15.4 Entire Agreement. This Agreement supersedes all prior agreements and understandings among the Members with respect to the subject matter hereof.

                  SECTION 15.5 Modification. No change or modification of this Agreement shall be of any force unless such change or modification is in writing and has been signed by the Members.

                  SECTION 15.6 Waivers. No waiver of any breach of any of the terms of this Agreement shall be effective unless such waiver is in writing and signed by the Member against whom such waiver is claimed. No waiver of any breach shall be deemed to be a waiver of any other or subsequent breach.

                  SECTION 15.7 Severability. If any provision of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

                  SECTION 15.8 Further Assurances. Each Member shall execute such deeds, assignments, endorsements, evidences of Transfer and other instruments and documents and shall give such further assurances as shall be necessary to perform its obligations hereunder.

                  SECTION 15.9 Confidentiality. By executing this Agreement, each Member expressly agrees, at all times during the term of the Company and thereafter and whether or not at the time a Member, to maintain the confidentiality of, and not to disclose to any Person other than the Company, another Member, Chemical Bank (provided that Chemical Bank enters into a confidentiality agreement acceptable to Interpublic and All American) or a Person designated by the Company, any information relating to the business, financial structure, financial position or financial results, clients or affairs of the Company that shall not be generally known to the public or the securities industry, except as otherwise required by law or by any regulatory or self-regulatory organization having jurisdiction; provided that any Member may disclose any such information it is required by law, rule, regulation, Nasdaq or the New York Stock Exchange, as determined by its outside counsel, to disclose.

                  SECTION 15.10 Publicity. The All American Members and the Interpublic Members will consult with each other and obtain the consent of the other parties (such consent not to be unreasonably withheld) before issuing any press release or otherwise making any public statement with respect to the Company (other than ordinary course press releases to the trade press in which Interpublic is not named) and shall not make any such public statement prior to such consultation, except as required by law or rules and regulations of the New York Stock Exchange or Nasdaq.

                  SECTION 15.11 Governing Law. This Agreement shall be governed by and be construed in accordance with the laws of the State of New York.

                  SECTION 15.12 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

                  SECTION 15.13 Limitation on Rights of Others. No Person other than a Member shall have any legal or equitable right, remedy or claim under or in respect of this Agreement.

                  SECTION 15.14 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Members and their respective successors and permitted assigns.

                  SECTION 15.15 Securities Laws. All offerings and Transfers of Interests shall be made in compliance with applicable federal and state securities laws. Each Member indemnifies the other Members and the Company for any loss, cost, liability or damage arising from its breach of the foregoing sentence.

                  IN WITNESS WHEREOF, the undersigned have executed this Amended and Restated Limited Liability Company Operating Agreement as of the day and year first above written.

                                      ALL AMERICAN COMMUNICATIONS, INC.


                                      By: /s/ THOMAS BRADSHAW
                                          ____________________________________
                                            Name: Thomas Bradshaw


                                      ALL AMERICAN GOODSON, INC.


                                      By: /s/ THOMAS BRADSHAW
                                          ____________________________________
                                            Name: Thomas Bradshaw


                                      THE INTERPUBLIC GROUP OF COMPANIES
                                      INC.


                                      By: /s/ THOMAS J. VOLPE
                                          ____________________________________
                                            Name: Thomas J. Volpe


                                      INFOPLAN INTERNATIONAL, INC.


                                      By: /s/ THOMAS J. VOLPE
                                          ____________________________________
                                            Name: Thomas J. Volpe



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



                                   SCHEDULE A
                    INITIAL CAPITAL CONTRIBUTIONS OF MEMBERS

                                       Initial                  Initial
                                       Capital                  Membership
Name                                   Contribution             Percentage
----                                   ------------             ----------
The All American Members               __________               50%
The Interpublic Members                __________               50%

                                   SCHEDULE B
                         NAMES AND ADDRESSES OF MEMBERS

Name                                            Address
----                                            -------
All American Communications, Inc.               2114 Pico Boulevard
                                                Santa Monica, CA  90405

All American Goodson, Inc.                      1325 Avenue of the Americas
                                                New York, NY  10019

The Interpublic Group of Companies, Inc.        1271 Avenue of the Americas
                                                New York, NY  10020

Infoplan International, Inc.                    1271 Avenue of the Americas
                                                New York, NY  10020


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


                                   SCHEDULE C
                  INITIAL MEMBERS OF THE ARBITRATION COMMITTEE

         The members of the Arbitration Committee shall be appointed by the Board of Directors of All American, provided that one member of the Arbitration Committee shall consist of the nominee of the director appointed by Interpublic to the All American Board of Directors. The members of the Arbitration Committee shall consist initially of Eugene Beard (as the nominee designated by the director appointed by Interpublic to All American's Board of Directors), Anthony Scotti (as the nominee of the All American board designees) and David Mount. Any member of the Arbitration Committee may be removed, with or without cause, by the director who nominated such Arbitration Committee member, provided that any successor to Mr. Mount will be nominated by the Interpublic board designee and the All American board designee. Any vacancies on the Arbitration Committee shall be filled by the director who initially nominated such member of the Arbitration Committee after consultation with the other directors regarding such Arbitration Committee member's replacement.



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